As Filed with the Securities and Exchange Commission on May____ , 2002
                                                     Registration No. 333-63476
 -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                          Pre-effective Amendment No. 2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             Blue Marble World, Inc.
                 (Name of Small Business Issuer in Its Charter)

           Nevada                    5999                      11-3578394
 (State or Other Jurisdiction  (Primary Standard            (I.R.S. Employer
     of Incorporation or       Industrial Classification    Identification No.)
        Organization)               Code Number)

            80 Orville Drive, Bohemia, New York 11716, (631) 244-1454
               (Address and Telephone Number of Executive Offices)

                    80 Orville Drive, Bohemia, New York 11716
(Address of principal place of business or intended principal place of business)

                            Edward A. Heil, Chairman
            80 Orville Drive, Bohemia, New York 11716, (631) 244-1454 (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                            Stephen B. Schneer, Esq.
                             Stephen B. Schneer, LLP
                          605 Third Avenue, 15th Floor
                               New York, NY 10158
                                 (212) 972-1100
                                 (212) 983-5271

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement. If this Form is filed to register additional securities for an offering under rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed under rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed under rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If the delivery of the prospectus is expected to be made under rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of                      Proposed Maximum    Proposed Maximum
  Securities to Be       Dollar Amount to  Offering Price per  Aggregate Offering    Amount of
   Registered             be Registered          unit               Price(1)      Registration Fee

common stock, $.001
par value ("common
stock")                     6,000,000             $0.05             $300,000           $79.20

  (1) Estimated solely for the purpose of determining the registration fee under rule 457 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
        ================================================================
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to completion
                   Preliminary prospectus dated May ___, 2002.

                               7,400,000 Shares of

                             Blue Marble World, Inc.

                                  Common Stock


         eSAFETYWORLD, Inc. is distributing to its stockholders of record, on the record date of [___________], 2002, 6,000,000 shares of common stock of Blue Marble World, Inc. The distribution will be pro rata to the eSAFETYWORLD stockholders based on the number of shares owned by each. eSAFETYWORLD stockholders will receive two Blue Marble World shares for each share held. Fractional shares will be rounded to the nearest whole share. eSAFETYWORLD will send Blue Marble World stock certificates to the eSAFETYWORLD stockholders on about [__________], 2002.

         eSAFETYWORLD stockholders are not required to take any action to receive their shares of Blue Marble World common stock. No consideration will be paid by holders of eSAFETYWORLD common stock for shares of Blue Marble World common stock.

         This prospectus also relates to the resale of 1,400,000 shares of Blue Marble World common stock by the stockholder named under the caption "Selling Stockholder" on page 53. The selling stockholder may offer and sell from time to time common stock using this prospectus in transactions:

o        on the over-the-counter market or otherwise;

o at market prices, which may vary during the offering period, or at negotiated prices; and

o in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, or otherwise.

The selling stockholder will receive all of the proceeds from the sale of the 1,400,000 shares and will pay all underwriting discounts and selling commissions relating to the sale of the shares.

         There currently is no public market for the Blue Marble World stock, and neither eSAFETYWORLD nor Blue Marble World can assure that a trading market will develop. We will apply to have our common stock quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "BMWC" effective at the time of the distribution. Blue Marble World cannot predict the likelihood of the application being accepted.

         The ownership of Blue Marble World common stock involves significant risks. See "Risk Factors" beginning on page 9.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May [__], 2002.

                  This information does not constitute an offer to sell or the solicitation of an offer to buy any securities.

         You should rely on the information contained in this document. No person is authorized to give information that is not contained in this document. This document is not an offer to sell nor is it seeking an offer to buy these securities. This information is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

         Until [________], 2002 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                  Because of eSAFETYWORLD's role in the Distribution and as a selling stockholder, it will be deemed to be a statutory "underwriter" within the meaning of Section 2(11) of the Securities Act. eSAFETYWORLD has advised us that it will comply with the prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to its stockholders. Further, eSAFETYWORLD has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Exchange Act of 1934. These rules may apply to sales by eSAFETYWORLD in the market, following the creation of a public market, if such a market ever develops.

         With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.


Stockholders of eSAFETYWORLD with inquiries related to the Distribution should contact eSAFETYWORLD, at 80 Orville Drive, Bohemia, NY 11716. eSAFETYWORLD's telephone number is 631-244-1454.

                                Table of Contents

Questions and Answers about the Distribution and Related Matters............5

Summary.....................................................................6

Risk Factors................................................................9

Forward-Looking Statements..................................................17

The Distribution............................................................18

Relationship of eSAFETYWORLD and Blue Marble World After the Distribution...28

Dividend Policy.............................................................29

Business....................................................................29

Capitalization..............................................................43

Management's Discussion and Analysis or Plan of Operation...................43

Management..................................................................44

Certain Relationships and Related Transactions..............................48

Description of Capital Stock................................................49

Securities of Certain Beneficial Owners and Management......................51

Selling Stockholder.........................................................52

Legal Proceedings...........................................................53

Indemnification of Officers and Directors...................................54

Legal Matters...............................................................54

Experts.....................................................................54

Additional Information......................................................54

Table of Contents...........................................................56

        Questions and Answers about the Distribution and Related Matters

         The following section answers various questions that you may have about the pro rata distribution to eSAFETYWORLD stockholders of 6,000,000 shares of Blue Marble World common stock owned by eSAFETYWORLD. We refer to this distribution in this document as the "Distribution."

Q1:      What is the Distribution?

A: The Distribution is the method by which eSAFETYWORLD will distribute a significant portion of the shares held by it in Blue Marble World resulting in Blue Marble World becoming a publicly-held company. According to the terms of the Distribution, eSAFETYWORLD will distribute to its stockholders, as of the close of business on [______________], 2002, in a dividend, two shares of Blue Marble World common stock for every one share of eSAFETYWORLD common stock held on [______________], 2002. After the distribution eSAFETYWORLD will own 1,400,000 shares (19%) and the shareholders of eSAFETYWORLD will own 6,000,000 of the issued and outstanding common stock (81%).

Q2:      What is Blue Marble World?

A: Blue Marble World is a network marketing company that will sell high quality, unique personal care and nutritional products.

Q3:      Why is eSAFETYWORLD effecting the Distribution?

A: eSAFETYWORLD is effecting the Distribution because it believes that the Distribution may provide potential value to eSAFETYWORLD's stockholders.

Q4:      What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of Blue Marble World's shares will be established by subsequent trading that develops with respect to such shares. However, the Distribution is taxable even if a trading market for the shares never develops.

         The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5:      What will eSAFETYWORLD stockholders receive in the Distribution?

A: In the Distribution, eSAFETYWORLD stockholders will receive two shares of Blue Marble World common stock for every share of eSAFETYWORLD common stock they own on [______________], 2002. Immediately after the Distribution, eSAFETYWORLD's stockholders will still own their shares of eSAFETYWORLD common stock. Shares of eSAFETYWORLD common stock will represent stockholders' interests in the business of eSAFETYWORLD, and shares of Blue Marble World common stock that stockholders receive in the Distribution will represent their interests in the Blue Marble World business.

Q6:      What happens to eSAFETYWORLD shares after the Distribution?

A: After the Distribution, shares of eSAFETYWORLD common stock will continue to represent ownership of the businesses of eSAFETYWORLD and will continue to be quoted under the ticker symbol "SFTY."

Q7:      What does an eSAFETYWORLD stockholder need to do now?

A: eSAFETYWORLD stockholders do not need to take any action. The approval of the eSAFETYWORLD stockholders is not required to effect the Distribution, and eSAFETYWORLD is not seeking a proxy from any stockholders. eSAFETYWORLD stockholders should not send in their eSAFETYWORLD share certificates to effect the Distribution. eSAFETYWORLD stockholders will automatically receive their shares of Blue Marble World common stock shortly following the Distribution.

Q8:      Where can eSAFETYWORLD stockholders get more information?

A: eSAFETYWORLD stockholders with additional questions related to the Distribution should contact R. Bret Jenkins, the Chief Financial Officer of eSAFETYWORLD, at eSAFETYWORLD, Inc., 80 Orville Drive, Bohemia, New York 11716. eSAFETYWORLD's telephone number is 631-254-1454.


                                     Summary

The following is a summary of certain information contained in this document. While this summary provides an accurate description of all material information included in this document, it is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this document. Certain capitalized terms used in this summary are defined elsewhere in this document.

Why You Were Sent This Document

         eSAFETYWORLD sent you this document because you were an owner of eSAFETYWORLD common stock on [______________], 2002. Holders of record of eSAFETYWORLD common stock, as of the close of business on [______________], 2002, will be entitled to receive a pro rata distribution of two shares of Blue Marble World for every share of eSAFETYWORLD common stock held. No action is required on your part to participate in the Distribution, and you are not required to pay cash or other consideration to receive your Blue Marble World shares. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy, and you are requested NOT to send a proxy to eSAFETYWORLD.

         This document describes Blue Marble World's business, how this transaction benefits eSAFETYWORLD's stockholders and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the Blue Marble World shares that you will receive in the Distribution. Although no action is required on your part to cause this to happen, and you do not have to pay cash or other consideration to receive these shares, the distribution of these shares to you will have certain tax and other consequences, so please read the information in this document carefully. It is not, and is not to be construed as, an inducement or encouragement to hold, buy or sell any of our securities. You should be aware of certain risks relating to the Distribution and Blue Marble World's business, which are described in this document beginning on page 9.

Summary of Blue Marble World's Business

         Blue Marble World is a Nevada corporation incorporated in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company. It commenced start-up operations as a division of eSAFETYWORLD in October 2000. It is a direct sales company selling personal care and nutritional products through independent distributors. We do not believe that we need more than $100,000 to commence revenue producing operations because we do not have a capital intensive business plan. We cannot provide any assurances of the likelihood of us obtaining sufficient financing to undertake our operating plan. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts. We believe that we can continue in business for at least six months even if we are unable to raise any funds because we have no fixed costs, can rely on eSAFETYWORLD to provide day-to-day administrative support, and have no obligations except to eSAFETYWORLD. If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

         Our corporate office is located at 80 Orville Drive, Bohemia, New York 11716, and our telephone number is 866-258-3625. Our website address is www.bluemarbleworld.com. We believe that we may move our headquarters following the effectiveness of this registration statement.

Summary financial information

         The selected financial data set forth below at February 28, 2001 and 2002 and for the five-month period from inception through February 28, 2001 and the year ended February 28, 2002 is derived from and should be read together with our financial statements footnotes appearing elsewhere in this prospectus.




                                        February 28, 2001    February 28, 2002
       Current assets                      $ 34,543             $ 48,604
       Total assets                          71,838              138,298
       Current liabilities                  168,410              338,660
       Total liabilities                    168,410              338,660
       Stockholders' deficiency             (96,572)            (200,362)

                                         From inception
                                      (October 1, 2000) to       Year ended
                                       February 28, 2001      February 28, 2002
       Loss incurred during
        development stage                   $103,972              $103,790

       Loss per share                       $    .01              $    .01

                                  Risk Factors

          In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to Blue Marble World and the Distribution. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Recipients of the Distribution will be confronted by taxation matters and/or liabilities.

         Dividends and distributions received are taxable as ordinary income for federal income tax purposes provided that eSAFETYWORLD has current or accumulated earnings and profits. The fair market value of Blue Marble World's shares will be established by subsequent trading that develops with respect to such shares. The fair market value of our shares distributed as a dividend is the amount that will be taxable to the shareholders that receive the shares. The tax recognized by each shareholder will be limited by the current and accumulated earnings and profits of eSAFETYWORLD.

         The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

We are in an early stage of development, and we expect to encounter risks associated with early-stage companies. As a result we may never realize profitable operations.

         We commenced our start-up operations in October 2000 and, therefore, do not have an operating history upon which an evaluation of our future performance and prospects can be made. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies operating in new and rapidly evolving markets. These risks include:

o competition by other companies that have substantially more resources and experience;

o ability to maintain and expand an independent distributor network that will create sufficient sales to enable us to be profitable;

o        ability to manage working capital and product return risks;

o need to manage growth of independent distributors and changing operations;

o need to continue to develop and upgrade our transaction-processing systems and infrastructure;

o ability to scale our systems and fulfillment capabilities to accommodate the growth of our business if growth occurs which cannot be assured;

o        ability to access and obtain capital as may be required;

o ability to develop and maintain strategic relationships with key distributors and product manufacturers;

o        dependence upon key personnel; and

o ability to deal with the changing economic and regulatory environment of international markets.

         We cannot be certain that our business strategy will be successful or that we will be able to successfully address these risks. If we are unsuccessful in addressing any or all of these risks, we may be unable to achieve or maintain profitable operations.

Blue Marble World will depend on eSAFETYWORLD to supply a substantial portion of our day-to-day administrative and operational activities. We would be unable to function during the next year without the services provided by eSAFETYWORLD.

         Blue Marble World's limited resources do not permit us to hire software specialists. We are developing our software, including the software used to calculate downline commissions and website by using independent contractors, most of whom were and are engaged and supervised by eSAFETYWORLD. Downline commissions are commissions that are paid to the independent distributor for products sold in the independent distributor's downline sales organization pursuant to the Blue Marble World compensation plan..

         Blue Marble World will also use eSAFETYWORLD for its servers, web hosting, and administrative functions. Our Business Management Agreement with eSAFETYWORLD has a three-year term commencing on November 1, 2001. It is noncancelable except in the case of contract breach including failure to make scheduled payments. The contract is renewable with the consent of both parties. The likelihood of us being able to implement our business strategy would be materially reduced or eliminated if we have a disagreement with eSAFETYWORLD or if eSAFETYWORLD were to encounter financial difficulties that would prevent it from providing the agreed-upon services. Financial difficulties would include a lack of working capital to provide the necessary level of services contemplated by the Business Management Agreement.

The distribution of Blue Marble World's shares may result in taxable gain to eSAFETYWORLD which may have to pay the tax.

         The distribution of Blue Marble World's shares will be a taxable event to eSAFETYWORLD. If any corporate tax is incurred by eSAFETYWORLD as a result of the Distribution, eSAFETYWORLD may be forced to increase its debt or issue equity to pay such tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact eSAFETYWORLD's financial position and future results of operations. We are dependent on eSAFETYWORLD to provide our infrastructure and many of our human resource requirements in order to be able to implement our basic strategy. Any event that can negatively impact eSAFETYWORLD may have a negative impact on us if it limits or eliminates eSAFETYWORLD's ability to provide us with the services that we need to implement our strategic plan.

Blue Marble World will need financing to implement its business strategy. We have no commitments for the necessary financing which may not be available at all or on terms acceptable to us.

         Blue Marble World will use independent contractors to implement its business strategy. Blue Marble World will endeavor to use noncash compensation wherever possible. However, some cash will be required to fund marketing programs and purchase inventory. The amount of cash needed to fund the marketing programs and to purchase inventory is not known. We believe that we can commence revenue producing operations by raising approximately $100,000. eSAFETYWORLD has paid for the limited marketing programs and inventory purchased by us. There is no obligation for eSAFETYWORLD to continue to fund our operations.

         Blue Marble World has not established a source of equity or debt financing sufficient to permit it to implement our business plan. Blue Marble World will require financing. There can be no assurance that additional financing will be available. If Blue Marble World is unable to obtain financing, its ability to meet obligations and plans for expansion will be materially adversely affected or may not be possible at all.

We are obligated to use 50% of the proceeds from any capital infusions to repay debt due to eSAFETYWORLD which reduces the amount of potential capital that would be available to us.

         At February 28, 2002 we owed eSAFETYWORLD an aggregate of $338,660. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2003, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 1, 2003. If we are unable to pay the balance by June 30, 2004, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading. If eSAFETYWORLD converts amounts due it at any point after July 1, 2004, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

         The requirement to repay eSAFETYWORLD could have an adverse impact on our ability to finance our operations by limiting the amount of financing that would be available to us for working capital, marketing, inventory or other operational demands.

The existing officers and directors of eSAFETYWORLD have complete control over us now and will have substantial if not complete control after the distribution.

         After eSAFETYWORLD has completed the distribution, eSAFETYWORLD will own 1,400,000 shares (19%) of our common stock and the existing officers and directors of eSAFETYWORLD will own over 2,000,000 shares (over 27%) of our common stock. Because of the number of shares of our common stock owned by eSAFETYWORLD and its officers and directors, they will have substantial control over us and will be in a position to control shareholder votes.

We will rely upon independent distributors to build sales organizations to generate our sales. There is no assurance that we can attract a sufficient number of distributors to become profitable.

          We will distribute our products exclusively through independent distributors who enter into agreements with us. We will depend heavily on the efforts and success of our distributors' sponsoring efforts to generate revenue and growth for us. Our standard agreement with independent distributors does not require any payment to us and does not require or specify any minimum product purchase or sales requirement. Our agreement with the distributors allows a distributor to terminate the relationship with us at any time. Like all network marketing companies, we will experience turnover in our distributors. The dependence on independent representatives will require us to continually sponsor and train new distributors to maintain or increase the total number of our distributors. We also expect to experience seasonal decreases in distributor sponsoring and product sales in countries where we operate or may operate because of holidays and vacations recognized in those countries.

         Additionally, we will experience fluctuations in the level of distributor sponsorship. We, like other network marketing companies, have little or no control over the level of sponsorship of new distributors. We cannot predict the timing of these fluctuations or the degree of the fluctuations. There can be no assurance that we will attract and retain a sufficient number of distributors to permit profitable operations because of the number of direct sales opportunities that exist for potential distributors.

         We will compete with other network marketing companies for distributors. Most of our competitors are and will be larger and better known than us and will possess more financial resources. We will have to compete with these competitors on the basis of our compensation plan and product offerings.

         Our Compensation Plan allows and is designed to encourage distributors to sponsor new distributors into their downlines. The sponsoring of new distributors creates multiple distributor levels in the network marketing structure. Sponsored distributors are referred to as "down line" distributors within the sponsoring distributor's "down line network." If down line distributors also sponsor new distributors, additional levels of down line distributors are created, with the new down line distributors also becoming part of the original sponsor's "down line network." This structure may result in certain distributors developing large down line organizations. The loss of such distributors and their down lines could adversely affect sales and impair our ability to attract new distributors.

         If we are unable to recruit and retain distributors who are successful at building and maintaining downlines, we will be unable to achieve profitable operations.

         There are a finite or limited number of individuals who would be interested in being distributors of our products in any particular geographic area.

         Due to the finite number of prospective participants or distributors in any area, those who choose to participate or become distributors at later stages of an area's development have little of no opportunity to develop a downline or to develop a profitable distributorship.

We could be impacted negatively by distributor actions such as inappropriate earnings claims and other misrepresentations.

          We can be negatively impacted by actions of distributors. The publicity resulting from distributor activities such as inappropriate earnings claims and product representations can make the sponsoring and retaining of distributors more difficult, thereby negatively impacting sales. There can be no assurance that distributor actions will not have a material adverse effect on our business or results or operations.

Blue Marble World will need to build brand or name recognition through marketing and advertising. We may be unsuccessful in these efforts.

         To be successful, we will have to build brand or name recognition. Doing so will require implementing an effective marketing or advertising campaign. There can be no assurances that we will be successful in obtaining the funds necessary to finance an effective marketing or advertising campaign. Furthermore, even if a marketing or advertising campaign were undertaken, there can be no assurances that it would result in appreciable increases in revenue.

Current members of our management and board of directors have or are likely to have conflicts of interest that may not be resolved in our favor.

         All members of our management and board of directors may serve in similar capacities with other companies. There can be no assurances that they will refer opportunities to us instead of to other entities. Likewise, there are no assurances that they will devote time to us when we need them. Our ability to achieve profitable operations may be reduced because members of our management are or will be unable or unwilling to devote sufficient time or resources to us.

We will face currency and political risks outside the United States that may adversely affect our business.

          We believe a substantial portion of our revenue may ultimately be derived outside the United States. We do not know and cannot estimate the extent to which we will derive or be dependent on revenues outside the United States or the amounts of foreign revenue, if any. Our operations may be materially and adversely affected by economic, political and social conditions in the countries in which we operate or will operate. A change in policies by any government in our current or future markets could adversely affect our operations through, among other things:

o changes in laws, rules or regulations, allowing the sale of our products or the operation of multilevel marketing companies which may make it difficult or impossible to sell any products in a particular country or area

o changes in the interpretation of existing laws and regulations, that may make it more difficult or impossible to sell any products

o confiscatory taxation, restrictions on currency conversion, currency repatriation or imports, that could limit or eliminate our ability to receive payment for products sold in a country or area

o expropriation of private enterprises that could result in the partial or complete loss of the business in a country or area without compensation.

o changes in economic conditions may restrict the growth of the business due to the lack of available resources or

o social conditions may change that may restrict the growth or decrease the size of the business due to the acceptance of the company or the acceptance of network marketing.

Although the general trend in many foreign countries has been toward more open markets and trade policies and the fostering of private business and economic activity, no assurance can be given that the governments in these countries will continue to pursue such policies or that such policies will not be significantly altered in future periods. This could be especially true in the event of a change of leadership, social or political disruption or upheaval, or unforeseen circumstances affecting economic political or social conditions or policies.

We will be impacted by import duties and other restrictions imposed by foreign governments such as requirements to license products for sale.

         A substantial portion of our products may be imported into the countries in which they will ultimately be sold. The countries in which we may conduct business may impose various legal restrictions on imports. In most cases, permits or licenses are required to import particular types of goods, including nutritional supplements and personal care products. Duties of varying amounts are imposed based on the values or quantities of the goods imported. In certain countries and jurisdictions, cosmetic and nutritional products are subject to significant import duties. Other products that we sell or will sell, notably products in the personal care line, may be subject to health and safety regulations. Certain products in the nutritional line may also be subject to governmental regulation regarding food and drugs, which may have the effect of limiting our ability to sell some of our products in some of the countries and jurisdictions in which we operate or may operate. Certain of our products may be deemed in certain countries to be "pharmaceutical" in nature which would preclude them from being sold through network marketing channels in those countries. Currently, we have not experienced difficulties with respect to import and licensing restrictions, in large part because our current volume of shipments permits us to be exempt from many such regulations. In the future, we may experience difficulty obtaining and maintaining import licenses, as well as experience complications regarding health and safety, and food and drug regulations for nutritional products. Some products may require reformulation to comply with local requirements. In addition, new regulations could be adopted or any of the existing regulations could be changed at any time in a manner that could have a material adverse effect on our business and results of operations.

         Duties on imports are a component of national trade and economic policy and could be changed in a manner that could be materially adverse to our sales and competitive position compared to locally-produced goods.

We will face foreign taxation laws that will be different than those in the United States and transfer pricing risks.

         We are subject to taxation in the United States, where we are incorporated, at a statutory corporate federal tax rate of 35.0% plus any applicable state income taxes. Our current plans may result in us establishing subsidiaries in some or all of the countries in which we will eventually operate. Each foreign subsidiary will be subject to taxation in the country in which it will operate. The statutory corporate tax rates in Asian countries vary widely currently ranging from a statutory tax rate of 57.9% in Japan to 16.5% in Hong Kong. We will be eligible for foreign tax credits in the U.S. for the amount of foreign taxes actually paid in a given period. In the event that our operations in high tax jurisdictions such as Japan grow disproportionately to the rest of our operations, we may be unable to fully utilize its foreign tax credits in the U.S., which could, accordingly, result in us paying a higher overall effective tax rate on our worldwide operations.

         If subsidiaries are established outside of the United States, we will be subject to the jurisdiction of numerous foreign tax authorities. In addition to closely monitoring the subsidiaries' locally-based income, these tax authorities will regulate and restrict various corporate transactions, including intercompany transfers. We believe that the tax authorities in Japan and South Korea are particularly active in challenging the tax structures of foreign corporations and their intercompany transfers. Although we believe that our tax and transfer pricing structures will be drafted to comply in all material respects with the laws of every jurisdiction in which we will operate, no assurance can be given that these structures will not be challenged by foreign tax authorities or that such challenges will not have a material adverse effect on our future business or results of operations

The trading price of Blue Marble World common stock is likely to be subject to significant fluctuations

         There can be no assurance as to the prices at which Blue Marble World common stock will trade before, on or after the Distribution date. Until Blue Marble World common stock is fully distributed and an orderly market develops in Blue Marble World common stock, if ever, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for Blue Marble World common stock will be determined in the marketplace and may be influenced by many factors, including:

o the depth and liquidity of the market for Blue Marble World common stock,

o developments affecting the business of Blue Marble World generally and the impact of those factors referred to below in particular,

o        investor perception of Blue Marble World, and

o        general economic and market conditions.

No assurance can be given that an orderly trading market or any trading market will ever develop for our stock. In any event, there is no relationship between the Distribution and the development of a trading market of any kind.

Blue Marble World common stock has no prior trading market or liquidity and there can be no assurances that any trading market will develop.

         Prior to the date of this document, there has not been any established trading market for Blue Marble World common stock. Application will be made to quote the shares of Blue Marble World common stock on the OTCBB under the symbol "BMWC." Blue Marble World cannot predict the likelihood of the application being accepted. If the application is accepted, Blue Marble World cannot predict the extent to which investor interest in the company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

         In addition, Blue Marble World's common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the common stock, regardless of Blue Marble World's actual operating performance. This volatility and lack of liquidity might keep you from reselling your shares at or above the price on the Distribution date if such a price is set by a market maker.

         eSAFETYWORLD will hold 1,400,000 of our shares which are available for resale pursuant to Rule 144. If a limited market for our shares does develop, of which there can be no assurances, the sale of shares by eSAFETYWORLD could serve to depress the market price and reduce the number of shares that could be sold by other shareholders.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations.

         We have no committed source of financing. Wherever possible, we will attempt to use noncash consideration to satisfy obligations. In many instances, we believe that the noncash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we will attempt to raise capital by selling shares of our common stock, possibly at a discount to market. In addition, our agreements with eSAFETYWORLD requires us to issue common stock to eSAFETYWORLD in certain events to satisfy obligations due to eSAFETYWORLD. These issuances of shares to eSAFETYWORLD give eSAFETYWORLD demand registration rights. These issuances will result in dilution of the ownership interests of existing shareholders, and that dilution may be material. In addition, the sale of shares by any of these parties could result in a material decline in the market value of and demand for our shares.

         If corporate tax is imposed upon eSAFETYWORLD as a result of the Distribution, Blue Marble World would be jointly and severally liable with eSAFETYWORLD and with each other member of the consolidated group of which eSAFETYWORLD is the common parent. If the IRS were to attempt to collect from Blue Marble World any tax due with respect to the gain arising from the distribution of its stock by eSAFETYWORLD, Blue Marble World may be forced to increase its debt or issue equity to pay the tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact Blue Marble World's financial position and future results of operations, while an issuance of equity could dilute a shareholder's interest in Blue Marble World.

Our shares are likely to be considered penny stock which will limit the ability of holders to sell the shares.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Blue Marble World, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         Many brokerage firms and individual brokers do not deal in penny stocks because of the increased requirements. As a result, holders of penny stocks are likely to experience difficulties in trying to sell their shares.


                           Forward-Looking Statements


          This document and other materials filed or to be filed by eSAFETYWORLD or Blue Marble World with the Securities and Exchange Commission, referred to as the "SEC," as well as information included in oral statements or other written statements made or to be made by eSAFETYWORLD and Blue Marble World, contain statements that are "forward-looking." These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, beliefs or expectations of Blue Marble World, as well as its respective directors or officers. Words like as "expects," "anticipates," "intends," "plans" and similar expressions also identify forward-looking statements.

         Stockholders and readers are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements.

                                The Distribution

Introduction

         On May 3, 2001, the board of directors of eSAFETYWORLD approved a plan to distribute 6,000,000 shares of common stock of Blue Marble World common stock held by eSAFETYWORLD to all holders of outstanding eSAFETYWORLD common stock. The eSAFETYWORLD board of directors formally declared a dividend payable to each holder of record of eSAFETYWORLD common stock at the close of business on the record date of two shares of Blue Marble World common stock for every one share of eSAFETYWORLD common stock held as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Blue Marble World common stock in connection with the Distribution.

         On or before the Distribution date, eSAFETYWORLD will deliver the shares of Blue Marble World common stock to be distributed to the Distribution agent for transfer and distribution to the holders of record of eSAFETYWORLD common stock as of the close of business on the record date. The Distribution is expected to be made on or about [______], 2002.

         eSAFETYWORLD will account for the distribution of Blue Marble World's shares as follows. The basis of all assets, liabilities and stockholder's equity will carry over to Blue Marble World. For tax and legal purposes, eSAFETYWORLD will record the distribution of Blue Marble World stock as a taxable distribution. At the time that eSAFETYWORLD transfers the common stock of Blue Marble World to the Distribution agent, eSAFETYWORLD will account for the fair market value of the shares distributed as a distribution and will record as a taxable gain, the difference, if any, between the tax basis of the shares distributed and the fair market value of such shares. The fair market value of the shares of Blue Marble World common stock will be based on the trading price at the date of and immediately following distribution.

Reasons for the Distribution

         After thorough consideration, the board of directors of eSAFETYWORLD determined that a distribution of Blue Marble World shares is in the stockholders' best interest. eSAFETYWORLD believes that the Distribution of Blue Marble World shares and the resulting creation of a publicly-held corporation may increase the value of the Blue Marble World shares and may offer the stockholders of eSAFETYWORLD greater liquidity than if all Blue Marble World shares were retained by eSAFETYWORLD. In addition, the Distribution will result in Blue Marble World becoming a publicly-held company with equity securities that could be used in its compensation programs and other business relationships.

         The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based on numerous assumptions with respect to the trading characteristics of the Blue Marble World common stock and the ability of Blue Marble World management to successfully take advantage of growth opportunities. Many of those factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors."

Form of transaction

         The Distribution is the method by which eSAFETYWORLD will distribute shares of Blue Marble World to eSAFETYWORLD shareholders resulting in Blue Marble World becoming a publicly-held company. In the Distribution, eSAFETYWORLD will distribute to its stockholders 6,000,000 shares of common stock of Blue Marble World held by eSAFETYWORLD. After the Distribution, stockholders of eSAFETYWORLD will continue to own their shares in eSAFETYWORLD and the shares distributed to them in Blue Marble World.

         eSAFETYWORLD currently holds all 7,400,000 shares of Blue Marble World's common stock. Following the Distribution, eSAFETYWORLD will continue to hold 1,400,000 shares of Blue Marble World's common stock, which will represent an 18.9% interest.

         eSAFETYWORLD and Blue Marble World have entered into a master distribution agreement containing the following key provisions relating to the distribution.

         On or prior to the date that the distribution is effective, eSAFETYWORLD intends to distribute the shares of common stock of Blue Marble World that eSAFETYWORLD holds to eSAFETYWORLD stockholders on a pro rata basis. eSAFETYWORLD may, in its sole discretion, change the Distribution date. eSAFETYWORLD intends to consummate the Distribution only if no legal restraints exist preventing the Distribution and a registration statement relating to the shares to be distributed has been declared effective by the Securities and Exchange Commission.

         If problems arise between Blue Marble World and eSAFETYWORLD, we have agreed to an arbitration procedure in accordance with the rules of the American Arbitration Association , and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties consented to the jurisdiction and venue of an appropriate court located in Suffolk County, State of New York. In the event that arbitration results from or arises out of the agreement or the performance thereof or litigation to enforce any award entered therein, the parties agreed to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not ordered by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In the event of any such claim or controversy, no action shall be entertained by said arbitration if initiated more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

         The master agreement was negotiated before the Distribution and thus was negotiated between affiliated parties. Accordingly, we cannot assure you that any of this agreement, or that any of the transactions provided for in this agreement, will be effected on terms at least as favorable to us or to eSAFETYWORLD as could have been obtained from unaffiliated third parties.

         Both eSAFETYWORLD and Blue Marble World will enter into an agreement to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

o Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

o Each party will retain records that may be beneficial to the other party for a specified period of time, during which time the other party will have an opportunity to retrieve all relevant information from the records.

o Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

         Effective as of the Distribution date, Blue Marble World will release eSAFETYWORLD and its affiliates, agents, successors and assigns, and eSAFETYWORLD will release Blue Marble World, and its affiliates, agents, successors and assigns among other things, from any liabilities arising from events occurring on or before the Distribution date. This provision will not impair a party from enforcing the master distribution agreement, any ancillary agreement or any arrangement specified in any of these agreements.

         eSAFETYWORLD is deemed to be an "underwriter" within the meaning of section 2(11) of the Securities Act of 1933. The 1,400,000 shares of common stock retained by eSAFETYWORLD will be considered underwriting discounts and commissions under the Securities Act.

Manner of effecting the Distribution

         The Distribution will be made on the Distribution date to holders of record of eSAFETYWORLD common stock at the close of business on the record date. Based on the 3,000,000 shares of eSAFETYWORLD common stock outstanding as of [______________], 2002, the Distribution would consist of two shares of Blue Marble World common stock for each one share of eSAFETYWORLD held.

         eSAFETYWORLD will not deliver scrip evidencing a fractional share or pay any related amount to a stockholder who would be entitled to a fractional share. Instead, the number of shares of Blue Marble World stock to which each eSAFETYWORLD stockholder of record is entitled will be rounded to the nearest whole share. If, as a result of rounding, more than 6,000,000 shares are required to complete the Distribution, the required additional shares will be provided from the number to be retained by eSAFETYWORLD. Conversely, if less than 6,000,000 shares are required to complete the Distribution, the remainder will be added to the number retained by eSAFETYWORLD.

         Prior to the Distribution date, eSAFETYWORLD will deliver the shares of Blue Marble World common stock to be distributed to the Distribution agent for distribution. The Distribution agent will mail, on or about the Distribution date, certificates representing the shares of Blue Marble World common stock to eSAFETYWORLD stockholders of record as of the close of business on the record date. Holders of eSAFETYWORLD common stock will not receive any fractional shares of Blue Marble World common stock in connection with the Distribution.

         Holders of eSAFETYWORLD common stock will not be required to pay for shares of Blue Marble World common stock received in the Distribution, or to surrender or exchange certificates representing shares of eSAFETYWORLD common stock in order to receive shares of Blue Marble World common stock. No stockholder approval of the Distribution is required or sought. eSAFETYWORLD is not asking you for a proxy and you are requested NOT to send a proxy to eSAFETYWORLD.

         In order to be entitled to receive shares of Blue Marble World common stock in the Distribution, eSAFETYWORLD stockholders must be stockholders at the close of business on the record date.

Federal income tax consequences of the Distribution

         The following is a summary of material United States federal income tax consequences resulting from the distribution, acquisition, ownership and disposition of Blue Marble's common stock. The summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the common stock. No rulings have been requested, or will be requested, by eSAFETYWORLD from the Internal Revenue Service as to any of the matters discussed below, and it is possible that the IRS will take positions that differ from those stated herein.

                  The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular holders of eSAFETYWORLD or Blue Marble World's common stock in the context of their specific investment circumstances or to certain types of holders subject to special treatment under United States federal income tax laws, including:

o        dealers in securities,

o        insurance companies,

o        financial institutions,

o        tax exempt organizations,

o        foreign corporations,

o        foreign partnerships,

o        individuals who are not citizens or residents of the United States,

o estates and trusts, the income of which is not subject to United States federal income taxation without regard to source, and

o persons in special situations such as those who hold the Blue Marble World's common stock as part of a hedging or conversion transaction or straddle.

The discussion does not address any aspect of state, local or foreign taxation. In addition, the discussion assumes that eSAFETYWORLD shareholders will hold the Blue Marble World common stock as a "capital asset" meaning, generally, property held for investment within the meaning of Section 1221 of the Code.

         eSAFETYWORLD shareholders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of Blue Marble World's common stock as well as the application of state, local and foreign income and other tax laws.

Consequences to Blue Marble World

         The distribution of Blue Marble World's common stock will not be a taxable event to Blue Marble World. However, the distribution will be a taxable event to eSAFETYWORLD, which will incur taxable gain as a result of the distribution measured by the difference between the fair market value of the distributed Blue Marble World common stock and eSAFETYWORLD's adjusted federal income tax basis in the distributed shares of common stock. If corporate tax is imposed upon the gain, Blue Marble World would be jointly and severally liable with eSAFETYWORLD and with each other member of the consolidated group of which eSAFETYWORLD is the common parent. If the IRS were to attempt to collect from Blue Marble World any tax due with respect to the gain arising from the distribution of its stock by eSAFETYWORLD, Blue Marble World may be forced to increase its debt or issue equity to pay the tax, and there can be no assurance that these sources of funding will be available. An increase in debt could negatively impact Blue Marble World's financial position and future results of operations, while an issuance of equity could dilute a shareholder's interest in Blue Marble World.

Consequences to eSAFETYWORLD shareholders

Taxation of Distribution - An eSAFETYWORLD shareholder who receives shares of Blue Marble World in the contemplated distribution will recognize ordinary dividend income for federal income tax purposes to the extent of the lesser of the fair market value of the shares of Blue Marble World common stock received and such shareholder's ratable share of eSAFETYWORLD's current and accumulated earnings and profits for the year of the distribution. The fair market value of Blue Marble World's shares will be established by subsequent trading that develops immediately after the distribution of such shares.

         The Distribution constitutes a taxable dividend under Section 351 of the Internal Revenue Code which means that:

o At the eSAFETYWORLD corporate level tax would be based on the excess of the fair market value of the shares of our stock on the Distribution Date, over eSAFETYWORLD's adjusted tax basis for such shares on such date, and

o each holder of eSAFETYWORLD's common stock who receives our stock in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of eSAFETYWORLD's earnings and profits, and then as a nontaxable return of capital to the extent of such holder's basis in the shares of eSAFETYWORLD common stock, with any remaining amount being taxed as capital gain.

Stockholders that are corporations may be subject to additional special provisions dealing with taxable spin-offs, such as the dividends received deduction and the extraordinary dividend rules. In the case of non-corporate persons, the maximum federal income tax rate that would apply to such capital gain is:

o 20% if such shareholder had held the eSAFETYWORLD shares deemed exchanged for more than one year and

o the rate that applies to ordinary income (i.e., a graduated rate up to a maximum of 39.6%) if the shareholder's holding period for the eSAFETYWORLD shares deem exchanged was up to twelve months. The deductibility of capital losses is subject to certain limitations as described in the Code.

         If an eSAFETYWORLD corporate shareholder's receipt of Blue Marble World stock is characterized as a dividend in accordance with the above rules, that shareholder generally will be eligible to claim the 70% dividends received deduction in accordance with Section 243 of the Code. There are, however, many exceptions and restrictions relating to the availability of the dividends received deduction, including restrictions relating to the holding period of the stock under Section 246(c) of the Code and debt-financed portfolio stock pursuant to Section 246A of the Code.

         Section 1059 of the Code requires that the tax basis of any eSAFETYWORLD shares held by a corporate shareholder for two years or less ending on the earliest of the date on which eSAFETYWORLD declares, announces, or agrees to payment of the Blue Marble World shares will be reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent a corporate shareholder's tax basis in its eSAFETYWORLD common stock would have been reduced below zero but for the foregoing limitation, such shareholder will recognize the amount as capital gain from the exchange of such shareholder's eSAFETYWORLD common stock. Generally, an "extraordinary dividend" is a dividend that:

o when aggregated with all dividends having ex-dividend dates with an 85-day period equals or exceeds 5% of the corporate shareholder's adjusted federal income tax basis in its shares of eSAFETYWORLD common stock or

o when aggregated with all dividends having an ex-dividend date within a 365-day period exceeds 20% of such corporate shareholder's adjusted federal income tax basis in its eSAFETYWORLD common stock.

If an election is made by the corporate shareholder, in certain circumstances the fair market value of the eSAFETYWORLD common stock as of the day before the ex-dividend date may be substituted for such shareholder's aggregate adjusted basis in applying these tests.

         Corporate shareholders of eSAFETYWORLD are urged to consult their tax advisors regarding the extent, if any, to which the exceptions and restrictions and rules under Section 1059 apply to the receipt of Blue Marble World's common stock.

Ownership of Blue Marble World's common stock - eSAFETYWORLD shareholders receiving shares of Blue Marble World common stock will take an initial federal income tax basis in the Blue Marble World stock in an amount equal to the fair market value of the stock, and their holding period in the Blue Marble World common stock for federal income tax purposes will begin on the date of the distribution. The fair market value of the Blue Marble World common stock will be determined once trading begins. Distributions on the Blue Marble World common stock that are paid out of Blue Marble World's current and accumulated earnings and profits, as determined for federal income tax purposes, will be taxable to a Blue Marble World shareholder as ordinary dividend income in an amount equal to the amount of cash, or the fair market value of any property, distributed. To the extent, if any, that the amount of the distribution exceeds the amount of Blue Marble World's current and accumulated earnings and profits, such distribution first will reduce the shareholder's adjusted federal income tax basis in the Blue Marble World common stock and, to the extent such distribution exceeds such adjusted tax basis, will be treated as a capital gain. Such capital gain will be long-term capital gain if the shares of Blue Marble World have been held for more than twelve months.

Disposition of Blue Marble World common stock - Gain or loss realized by a Blue Marble World shareholder upon the sale of all or a portion of such shareholder's Blue Marble World common stock will be subject to United States federal income tax as capital gain in an amount equal to the difference between the sum of the amount of cash and fair market value of other property received and such shareholder's adjusted basis in the Blue Marble World common stock surrendered. Such gain will be long-term capital gain if the shares of Blue Marble World common stock sold had been held for more than one year.

Quoting and trading of Blue Marble World common stock

         Prior to the date of this document, there has not been any established trading market for Blue Marble World common stock. Application will be made by an authorized OTCBB market maker to quote the shares of Blue Marble World common stock on the OTCBB under the proposed symbol "BMWC." There can be no assurance that the shares will be quoted or if they are quoted, the prices at which the Blue Marble World common stock will trade on or after the Distribution date. Until the Blue Marble World common stock is fully distributed and an orderly market develops, if ever, in the Blue Marble World common stock, the price at which it trades may fluctuate significantly. Prices for the Blue Marble World common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of Blue Marble World common stock, developments affecting the businesses of Blue Marble World generally, including the impact of the factors referred to in "Risk Factors," investor perception of Blue Marble World and general economic and market conditions.

         All 6,000,000 Shares of Blue Marble World common stock distributed to eSAFETYWORLD stockholders will be freely transferable, except for shares of Blue Marble World common stock received by persons who may be deemed to be "affiliates" of Blue Marble World under the Securities Act of 1933, as amended.

Persons who may be deemed to be affiliates of Blue Marble World after the Distribution generally include individuals or entities that control, are controlled by or are under common control with Blue Marble World, and may include senior officers and directors of Blue Marble World, as well as principal stockholders of Blue Marble World. Persons who are affiliates of Blue Marble World following the Distribution will be permitted to sell their shares of Blue Marble World common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act. eSAFETYWORLD will continue to own 1,400,000 shares of our common stock after the spin-off.

Penny stock restrictions

         The shares of Blue Marble World distributed may be deemed a "penny stock". This will create adverse consequences for the holders of the stock due to the difficulty in selling it. Until Blue Marble World's shares of common stock qualify for inclusion in the Nasdaq system, if ever, the trading of its securities, if any, will be in the over-the-counter markets which are commonly referred to as the "pink sheets" or on the OTCBB. As a result, a shareholder may find it difficult or impossible to dispose of, or to obtain accurate quotations as to the price of, the securities offered.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to Blue Marble World, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be a penny stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth

o the basis on which the broker or dealer made the suitability determination and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

         Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         In order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:


                 Requirements                             Initial Listing                   Continued Listing
------------------------------------------------ ---------------------------------- ----------------------------------
Net Tangible Assets(1)                                      $4 million                         $2 million
                                                                Or                                 Or
Market Capitalization                                       $50 million                        $35 million
                                                                Or                                 Or
Net Income (in latest fiscal year or 2 of last               $750,000                           $500,000
3 fiscal years)
Public Float (shares)(2)                                     1 million                           500,000
Market Value of Public Float                                $5 million                         $1 million
Minimum Bid Price                                               $4                                 $1
Market Makers                                                    3                                  2
Shareholders (round lot holders)(3)                             300                                300
Operating History(4)                                          1 year                               N/A
                                                                Or                                 Or
Market Capitalization                                       $50 million
Corporate Governance                                            Yes                                Yes



(1) For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (net tangible assets means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement or the net income requirement.
(2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.
(3)  Round lot holders are considered holders of 100 shares or more.
(4) If operating history is less than one year, initial listing requires market capitalization of at least $50 million.

         There are no assurances that Blue Marble World will ever meet the minimum listing requirements of Nasdaq, or that its common stock will be accepted for quotation on Nasdaq even if it does meet the minimum requirements.

General market risks

         There is no public market for Blue Marble World's common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of Blue Marble World's common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Blue Marble World's proposed trading symbol does not imply that a liquid and active market will be developed or sustained for its common stock.

         The market price for Blue Marble World's common stock, if publicly traded, is likely to be highly volatile and subject to wide fluctuations in response to factors, many of which are beyond its control, including, but not necessarily limited to, the following:

o        actual or anticipated variations in quarterly operating results;

o announcements by Blue Marble World or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

o        additions or departures of key personnel;

o        sales or issuances of additional shares of common stock; and

o        potential litigation or regulatory matters.

         The market prices of the securities of microcap companies have been especially volatile. Broad market and industry factors may adversely affect the market price of Blue Marble World's common stock, regardless of Blue Marble World's actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. A stockholder lawsuit could result in substantial costs and a diversion of management's attention and resources and would adversely affect Blue Marble World's stock price.

         The sale or availability for sale of a substantial number of shares of Blue Marble World's common stock in the public market subsequent to the Distribution, pursuant to Rule 144 under the Securities Act of 1933 or otherwise, could materially adversely affect the market price of the common stock and could impair the company's ability to raise additional capital through the public or private sale of its securities. All of the 7,400,000 shares of common stock currently held by eSAFETYWORLD are "restricted securities," as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the holders of Blue Marble World's restricted securities would be conditioned on, among other factors, the availability of certain public information concerning Blue Marble World. The 1,400,000 shares of our common stock that will be held by eSAFETYWORLD after the Distribution will be available for resale pursuant to Rule 144. These shares are "restricted shares", as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act of 1933. The availability of Rule 144 to the restricted securities held by eSAFETYWORLD would be conditioned on, among other factors, the availability of certain public information concerning Blue Marble World, certain volume limitations in the sales of the restricted securities and certain holding periods.

         Blue Marble World has 24,000,000 authorized shares of common stock. The board of directors, without stockholder approval, could issue up to 15,600,000 shares of common stock upon whatever terms it determines to whomever it determines, including persons or entities that would help its present management.

Relationship of eSAFETYWORLD and Blue Marble World After the Distribution

         eSAFETYWORLD owns all of the issued and outstanding common stock of Blue Marble World. After the Distribution, eSAFETYWORLD will own approximately 1,400,000 shares representing 18.9% of the outstanding shares of Blue Marble World, and Blue Marble World will be a publicly-held company. After the Distribution, eSAFETYWORLD will be actively involved in Blue Marble World's operations through a Business Management Agreement and because five board members will also be board members of Blue Marble World. eSAFETYWORLD will be actively involved in the operations in the following ways:

o Hire, supervise and compensate, from Blue Marble's funds, all employees of the Business. Provide logistical and customer service functions.

o Maintain or supervise the maintenance of records and books of account and financial reports required to be filed with the Securities Exchange Commission.

o          Supervise the payment of liabilities and obligations.

o Supervise the preparation and filing of all income tax returns, sales tax reports, and any and all other returns and/or reports required in the operation of the Business by any governmental entity.

o          Supervise customer service and other day-to-day business functions

         The Business Management Agreement, as revised in September 2001, requires us to pay a management fee to eSAFETYWORLD in a sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at our option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date.

         At February 28, 2002 we owe eSAFETYWORLD an aggregate of $338,660. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2003, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 1, 2003. If we are unable to pay the balance by June 30, 2004, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading after the effective date of the Distribution, If eSAFETYWORLD converts amounts due it at any point after July 1, 2004, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

                                 Dividend Policy

         The payment and level of cash dividends by Blue Marble World after the Distribution will be subject to the discretion of the board of directors of Blue Marble World. Blue Marble World currently intends to retain all future earnings, if any, for the development of its business and does not anticipate paying cash dividends in the near future. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of Blue Marble World.

                                    Business

         Blue Marble World is a Nevada corporation incorporated in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company. It commenced start-up operations as a division of eSAFETYWORLD in October 2000. It is a direct sales company that will sell personal care and nutritional products through independent distributors.

         Blue Marble World's product philosophy is to introduce its own branded products, using contract manufacturers, innovative products that are specifically designed for a network marketing distribution channel. Blue Marble World has not commenced the sales of its products and has not entered into any distributorship agreements. We cannot predict when sales will begin.

Products

         All of our products are and will continue to be manufactured by contract manufacturers using readily available ingredients and materials. We are currently only using one contract manufacturer, but our products could be manufactured by a variety of different manufacturers. There are no patents or trademarks on our current products, but each formula is proprietary to us. We intend to maintain an inventory of our products in an independent distribution center in New York. Generally, products must be on hand and available for sale when an order is received from distributors. We anticipate keeping supplies equal to one month's orders on hand commencing when volumes permit us to estimate requirements. All products have shelf lives in excess of one year. In the event that there is a back order, the products will be shipped as soon as they are available for shipment.

         All products are and will be purchased using standard purchase orders and are not subject to long-term contracts. We believe that we can find alternative sources of supply for these products if necessary. In the event that we are unable to find such alternate sources at competitive prices and on a timely basis for our principal products, our operations would be materially adversely affected.

         We offer products in two distinct categories:

o        personal care products,

o        nutritional supplement products, and

         In addition to products, we offer a variety of sales aids to distributors, including starter kits, introductory kits, brochures, and product catalogs. All sales aids are targeted for the local markets and are written in the local language.

         Our products use all natural ingredients to assist the body maximize its capabilities. Antioxidants are intimately involved in the prevention of cellular damage -- the common pathway for cancer, aging, and a variety of diseases. Free radicals are atoms or groups of atoms with an odd (unpaired) number of electrons and can be formed when oxygen interacts with certain molecules. Once formed these highly reactive radicals can start a chain reaction, like dominoes. Their chief danger comes from the damage they can do when they react with important cellular components such as DNA, or the cell membrane. Cells may function poorly or die if this occurs. Oxidative damage causes a net stress on normal body functions and may result in many specific diseases. It also appears to contribute to the general decline in optimum body functions commonly known as aging. Among the many Oxidative Stress mediated diseases are: Alzheimer's Disease, Macular Degeneration, Autoimmune Disease, Multiple Sclerosis, Cancer, Muscular Dystrophy, Cardiovascular Disease, Pancreatitis, Cataractogenesis, Parkinson's Disease, Diabetes, and Rheumatoid Arthritis. In general, the lower an individual's oxidative stress, the less probable these diseases will develop.

         To prevent free radical damage, the body has a defense system of antioxidants. Antioxidants are molecules which can safely interact with free radicals and terminate the chain reaction before vital molecules are damaged. Although there are several enzyme systems within the body that scavenge free radicals, the body cannot manufacture many of these micronutrients so they must be supplied in the diet.

         Our Cold Process Aloe Technology extracts aloe without the use of heat. Heat is thought to damage some of the therapeutic qualities of the aloe. Our Herbal Extraction Process combines the herbs without the use of alcohol. Alcohol is widely thought to damage many of the herbs' most beneficial properties. Our processes result in no damage being done to the herbs and adds to the perceived quality of our product.

Personal care

Fresh Connections Cleanser - consists of ingredients designed to remove surface impurities, excess oils and dead skin cells and is a detergent free gentle cleanser that can be used on all types of skin. After initial use, skin feels soft and smooth to the touch, free of the drying effects of pollution, sun, and other environmental factors. It contains no artificial fragrances but has a pleasant fragrance from the natural herbs and oils.

Fresh Connections Exfoliating Gel - deep cleans skin while removing dead dry skin cells, and prevents daily build up. This is accomplished through the use of Alpha-Hydroxy acids which are natural exfoliants that gently remove dead, dry cells from the skin's surface. This action helps unplug pores allowing skin to breathe naturally and helps to reduce fine lines. We use all natural ingredients that contain high levels of Alpha Hydroxides, such as sugar cane, milk, apples, grapes and citrus fruits.

Fresh Connections Moisturizer - uses a combination of antioxidants and botanicals to offset the impact of external toxins, dirt, drying agents, fatigue, as well as the aging process.

Nutritional supplements products

         The nutritional supplements product category consists of three products. Blue Marble World's nutritional supplements are designed and marketed to promote a healthy, active lifestyle and general well being through proper diet, exercise and nutrition.

         Blue Marble World believes that the nutritional supplement market is expanding in Japan, the Pacific Rim and the United States because of changing dietary patterns, a health-conscious population and recent reports supporting the benefits of using nutritional supplements. This product line is particularly well suited to network marketing because the average consumer is often uneducated regarding nutritional products. Blue Marble World believes that network marketing is a more efficient method than traditional retailing channels for educating consumers regarding the benefits of nutritional products. Because of the numerous over-the-counter vitamin and mineral supplements available in Japan and the United States, we believe that individual attention and testimonials by distributors are effective methods of providing information to a potential consumer.

Health Body Liver Kidney Cleanser contains natural herbal remedies found in artichoke and milk thistle extract. These natural remedies are believed to enhance detoxification reactions in the liver and protect it from damage. Toxic substances are often converted, through metabolic processes, into more damaging toxins before they are neutralized and carried away by bile. Without proper protection, your liver can be damaged each time it performs its basic necessary operation. This damage can reduce the amount of bile produced and induce a condition commonly known as Choleretic. Artichoke and milk thistle extract have been shown to aid in the expedient removal of toxic substances by increasing the amount of bile produced by the liver. An increase in the production of bile protects the liver and reduces the effects of reduced bile flow.

Health Body Anti-oxidant is manufactured using the Cold Process Aloe Technology and Herbal Extraction Technology to maximize the benefits of herbal antioxidant which include grape seed extract, vitamins C, A, and E and CoQ10. Ultra Anti-Oxidant Formula will be prepared in caplet form to avoid the use of gelatins needed to make capsules. All caplets are fully standardized.

Health Body Nutritional Drink couples the nutritional benefits of aloe with the unique qualities of red raspberries and pomegranates. Red raspberries and pomegranates contain the highest levels of ellagic acid and fructo oligosaccharides (FOS) found in nature. Research conducted at the Hollings Cancer Institute at the Medical University of South Carolina indicates that ellagic acid slows the growth of abnormal colon cells in humans, prevents the development of cells infected with human papilloma virus which is linked to cervical cancer, and promotes apoptotic growth (natural death) of prostate cancer cells. Ellagic acid has its highest concentration in red raspberries and pomegranates. FOS assists and strengthens the immune system against the harmful effects of toxic compounds and the formation of free radicals, stimulates the lymphatic system, and promotes the body's ability to produce and absorb vitamins. This combination of natural herbs provides 100% of a body's daily requirement for vitamins and minerals in only one ounce in a beverage that tastes like a tropical fruit drink.

Sales aids

         We will provide an assortment of sales aids to distributors. Sales aids will include brochures, CD-ROMs, promotional clothing, pens, and other miscellaneous items to help create consumer awareness of Blue Marble World and our products. Sales aids are priced at our approximate cost and are not commissionable items which means that distributors will not receive commissions on purchases of sales aids.

Product guarantees

         We believe that we will be among the most consumer protective companies in the direct selling industry. Our product return policy allows a purchaser to return any product to the distributor from whom the product was purchased for a full refund for a period of 30 days from the date of purchase. After 30 days from the date of purchase, the return privilege is at the discretion of the distributor. We will accept returns of unopened product from distributors for a period of 60 days from the date of shipment unless a longer period is required by law in a particular jurisdiction.

Competition

         The markets for personal care and nutritional products are large and intensely competitive. We will compete directly with companies that manufacture and market personal care and nutritional products in each of Blue Marble World's product lines. We will compete with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of our products and the convenience of our distribution system. Many of our competitors have much greater name recognition and financial resources than do we. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While we believe that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Our product offerings in each product category are and will be relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that our business and results of operations will not be affected materially by market conditions and competition in the future.

         We also will compete with other direct selling organizations, many of which have longer operating histories and higher visibility name recognition and financial resources. We compete for new distributors on the basis of our Compensation Plan and our premium quality products. We envision the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. We also believe that other large, well-financed corporations may launch direct selling enterprises which will compete with us in certain of its product lines. There can be no assurance that we will be able to successfully meet the challenges posed by this increased competition.

         We will compete for the time, attention and commitment of our independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for our products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although we believe that we offer an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit our existing distributors or deplete the pool of potential distributors in a given market.

Manufacturing and distribution

         Our branded products are and will be sourced through and produced by manufacturers unaffiliated with us. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary, to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufacturers.

         We believe that, in the event that we are unable to source any products or ingredients from our current suppliers, we could have these products produced by others or replace such products or substitute ingredients without a significant disruption to our operations or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of a supplier would not have a material adverse effect on our business and results of operations.

         We are currently relying on one manufacturer to supply our products. There is not a formal contract for the future production of additional products. In the event additional products are needed we would issue a purchase order. There is no assurance that the manufacturer could or would supply us with products in the future which may have material adverse affects on us.

         Our products will be shipped from an independent distribution center located in Holbrook, New York. The independent distribution center will:

o receive inventory from the contract manufacturer and store it in a climate controlled environment;

o        create and maintain inventory records by product;

o        receive instructions on product orders from us;

o        package each product order; and

o        ship each order to our customer using a common carrier.

We do not have a contract with the distribution center. We receive a bill each month based on work performed by the distribution center.

Nature of network marketing

         We will distribute our products through a system of network marketing. Under most network marketing systems, independent distributors purchase products for retail sale or personal consumption. Network marketing involves the sale of products through a network of independent distributors who enter into contract agreements with a network marketing company. Pursuant to Blue Marble World's Compensation Plan, products are sold exclusively to or through independent distributors who will not be our employees.

         Network marketing sales have increased rapidly in recent years. Many products sold by network marketers are characterized as having high margins. Typically, distributor incentives and commissions represent the highest cost for a network marketer.

         We believe that network marketing is an effective vehicle to distribute Blue Marble World's products because:

o a consumer can be educated about a product in person by a distributor, which is more direct than the use of television and print advertisements;

o        direct sales allow for actual product testing by a potential consumer;

o        the impact of distributor and consumer testimonials is enhanced;

o consumers can easily place orders and review their commissions on our website; and

o distributors can give customers higher levels of service and attention as compared to other distribution methods by, among other things, delivering products to a consumer's home and following up on sales to ensure proper product usage, customer satisfaction, and to encourage repeat purchases.

Under most network marketing systems, independent distributors purchase products either for resale or for personal consumption.

         International network selling as a distribution channel has been enhanced in the past decade because of advances in communications, including telecommunications, and the proliferation of the use of videos, email and fax machines. Network marketing companies can now produce or purchase high quality videos for use in product education, demonstrations, and sponsoring sessions that project a desired image for the company and product line. Blue Marble World is committed to fully utilizing current and future internet and computer technological advances to enhance the effectiveness of our network marketing program. As we become aware of new uses of internet or computer technologies that may enhance the effectiveness of our network marketing program, we plan to analyze and implement the technology if we believe it will assist in the marketing of our products.

         We believe that extended family relationships, the family culture and the extended social networks common in Asian countries are particularly well suited to our network marketing methods because many if not most network marketing distributors sell products to their friends and relatives. The closer that people are to their relatives, the more likely it is that people feel comfortable selling products to each other. We also believe that a variety of recent social and economic changes that have occurred throughout Asia will have a positive impact on our revenues and operating results. Trends that may benefit us include:

o the emergence of a greater interest on the part of some Asians in pursuing more independent entrepreneurial activities outside traditional business settings,

o        an increase in the number of Asian women joining the work force, and

o an increase in the number of Asians seeking supplemental income from alternative sources.


         To succeed in the international environment we believe that a company, among other things, must

o establish an effective relationship with reliable and influential local business people;

o have a methodology for being paid in United States dollars on a timely basis;

o establish a system for warehousing, shipping and clearing customs in a manner that minimizes delay and risk of loss through damage or theft;

o        understand the needs of prospective dealers and customers; and

o        have a system in place to manage a business that is growing rapidly.

In addition, a network marketing company, among other things, must have:

o an effective system of accumulating information that gives rise to distributor incentives;

o an effective program of distributor incentives tailored for particular markets;

o key employees with knowledge of the language and culture of the countries in which distributors operate;

o an efficient and fair means of resolving disputes and misunderstandings on a timely basis; and

o        an effective inventory control and distribution system.

We believe that we have systems in place that accomplish each of the foregoing requirements. The systems consist of company policies and procedures, knowledgeable management and an effective data base management system.

         Our management believes that a distributor incentive program is the most integral factor in developing a strong distributor network. Our network marketing program is specifically designed for the needs of international distributors and differs from the compensation plans of many other network marketing programs in several respects, including:

o Blue Marble World's Compensation Plan allows distributors to develop a seamless global network of down line distributors. We will not have a separate downline organization in each country in which we will do business. The network is seamless because distributors from different countries can be part of the same downline organization.

o The Compensation Plan can result in commissions to distributors aggregating up to a maximum of 55% of a product's personal dollar volume.

 Compensation plan

         The Blue Marble World Compensation Plan consists of a

o        commission,

o        bi-level group matching bonus, and

o        fast cash bonus.

 In order to qualify for compensation, an independent distributor must be registered for the autoship program. The minimum purchase of an autoship is $100.00. The autoship program involves a specified order for products that is automatically shipped to an independent distributor on a monthly basis. The autoship can be terminated by the distributor at any time.

Commissions and bi-level matching bonus - The commission and bi-level group matching bonus is based on each independent distributor seven level group volume ("SLGV"). The SLGV is the sales volume created, each commission period, on the first seven levels of the independent distributor's downline organization. The total commissions payable on the seven levels totals a maximum of 55% and excludes the initial purchase. The total commission on the seven levels is defined as the bonus pool.

Calculation of the Bonus Pool

         The Bonus Pool Commission to be paid will be calculated as follows:

o        8% of the sales on the first level,

o        8% of the sales on the second level,

o        8% of the sales on the third level,

o        8% of the sales on the fourth level,

o        8% of the sales on the fifth level,

o        8% of the sales on the sixth level, and

o        7% of the sales on the seventh level.

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

This bonus pool is divided in thirds and paid equally to the independent distributor, the personal sponsor (the distributor who sponsored or signed the independent distributor) and the second level upline personal sponsor.

Fast cash bonus - The fast cash bonus is a bonus commission paid on the initial purchase by a new independent distributor enrolling in the autoship program. The minimum initial purchase that we will process is $100. The fast cash bonus is paid to the independent distributor, the personal sponsor of the independent distributor and the second level upline personal sponsor as follows:

o Twenty percent of the initial purchase will be paid to the independent distributor,

o Twenty percent of the initial purchase will be paid to the independent distributor's first level upline in the Geneology Compensation Tree, and

o Fifteen percent of the initial purchase will be paid directly to independent distributor's second level upline in the Geneology Compensation Tree.

         We believe that the two principal strengths of our Compensation Plan are the:

o potential level of commissions and bonuses available to distributors who through their efforts develop large downlines, and

o its seamless integration across all markets in which our products are sold. Seamless integration means that you can have distributors in your downline in more than one country in which we will be qualified to do business. We believe that many direct marketing companies require that downline members from different countries be maintained in different downlines.

We believe that the Compensation Plan will be attractive to distributors. There are two fundamental ways in which distributors can earn money:

o retail markups, for which Blue Marble World recommends a range of approximately 30%; and

o a series of commissions, bonuses and matching commissions on each product sale which can result in commissions to distributors aggregating up to a maximum of 55% of such product's wholesale price which approximates our recorded sales revenue. Commissions to distributors are expected to range from 45% to 50% of our revenue when our operations mature. Actual commissions are less than the maximum rate because some sales do not qualify because they are below minimum levels or because of breakage in the downline structure. Breakage occurs when there are dropouts at some levels that would otherwise result in commissions being paid to sponsors. Commissions will be substantially below 45% as a percentage of sales during our early operations because many downline levels will not be filled in or established.

         By entering into distributor agreements with us, distributors are authorized to sponsor new distributors in each country where we will have operations. This policy allows distributors to receive commissions for sales in

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

foreign countries and for sales in their home country. This is a significant benefit to distributors because they are not required to establish new distributorships in a new country in which they may do business. The seamless integration of the Compensation Plan means that distributor knowledge and experience can be used to rapidly build distributor leadership in new markets. A distributor can focus on building one organization that may have distributors from more than one country, instead of multiple organizations in more than one country.

         Our compensation plan for distributors also includes:

o Permitting distributors to represent more than one network marketing company. This means a distributor is allowed to purchase or distribute the products of competitors. If one of our distributors markets the products of a competitor, this may reduce the sales of our products by that distributors downline organization.

o Providing products that management believes are needed in the marketplace at price points that we believe will be realistic and attractive; and

o Establishing an Internet-based administrative program that will include timely reporting of commissions supplemented by people who speak the local language fluently. Distributors will be able to review their downline organizations over the world wide web.

            These programs, taken as a whole, are believed to be unique in the network marketing industry.

Sponsoring

         We will rely heavily on our distributor force to sponsor new distributors. Sponsoring new distributors means recruiting and training people to become our new distributors. The people who are sponsored or recruited by an independent distributor become a part of that independent distributor's downline. Our initial distributors will be recruited using the contacts of our management team. Thereafter, distributors are recruited by existing distributors as an inherent part of the network marketing structure. We have designed the Compensation Plan to provide the largest financial incentives for distributors who are effective at recruiting other distributors. We will rely on existing distributors as our principal recruiting source but will supplement their efforts by placing ads in industry publications and by providing distributor and product information on our website.

         To become a distributor, a distributor application and agreement must be signed and sent to us. This application and agreement gives us the necessary information regarding the new distributor, tells us who the sponsor is and where the distributor will be placed in the downline organization of the sponsor. Existing distributors present an application and agreement to a potential distributor who signs it and sends it to us. While we provide product samples, brochures, and other sales materials, sponsoring distributors are primarily responsible for educating new distributors with respect to products, the Compensation Plan, and how to build a successful distributorship.

         The sponsoring of new distributors creates multiple levels in the network marketing structure. Persons sponsored by a distributor are referred to as the sponsoring distributor's "downline." If downline distributors also

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

sponsor new distributors, they create additional levels in the structure, but their downline distributors remain part of the same down line network as their original sponsoring distributor.

         Sponsoring activities are not required of distributors. However, because of the amount of commissions and bonuses provided to those who succeed in building a distributor network, we believe that most of our distributors will attempt, with varying degrees of effort and success, to sponsor additional distributors. Generally, distributors will invite friends, family members and acquaintances to sales meeting where our products are presented and where the Compensation Plan is explained. We anticipate that people will often be attracted to become distributors after using Blue Marble World products. Once a person becomes a distributor, he or she is able to purchase products directly from us at wholesale prices for resale to consumers or for personal consumption. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users. Major distributors will earn commissions and bonuses based on the sales volume of their downlines.

         A potential distributor must sign a distributor agreement with us that obligates a distributor to abide by our policies and procedures. The Policies and Procedures govern the way that an independent distributor does business with Blue Marble World, other independent distributors and retail customers. The policies and procedures impose various duties and responsibilities toward the distributor. These include but are not limited to the following:

o Offer support, information, and assistance as well as bona fide supervisory, marketing, selling and training support.

o Exercise best efforts to ensure that all Independent Distributors understand and comply with the most current terms and conditions of the Independent Distributor Agreement, the Policies and Procedures, and the Compensation Plan.

o Intervene in disputes arising between a retail customer and any Independent Distributor, and attempt to resolve disputes promptly and amicably, without discussing negative information with other Independent Distributors or any other persons.

o Be courteous, respectful, honest and fair in all of dealings while acting as a Blue Marble Independent Distributor, and perform professional activities in a manner that will enhance my reputation and the positive reputation of Blue Marble.

o Fulfill leadership responsibilities as a distributor by training, assisting, and otherwise supporting the Independent Distributors in my sales organization.

Operating strengths

         We believe that our success will be linked to our commitment to provide a wide range of premium quality, innovative personal care and nutritional products and an appealing global business opportunity for persons interested in establishing a direct sales business. We believe that implementing the following operating strategies is important to our future growth:

Premium product offerings - We are committed to building brand name and distributor and customer loyalty by selling premium quality, innovative personal care and nutritional products that appeal to broad markets. We have developed a product line designed for the direct selling channel by focusing on innovative consumable products that build loyalty and lead to repeat purchases. Management believes that our focus on innovative products supports our distributors' demonstrative and educational sales techniques. Our product line will sell under the brand name of Fresh Connections to emphasize the human body's connection to nature and the earth.

New market development program - Our management team has developed a low cost, disciplined approach to opening new markets. Each market opening will be preceded by an analysis of economic and political conditions, regulatory standards and other business, tax and legal issues. Prior to a market opening, our management team, local legal and tax advisors, will work to obtain all necessary regulatory approvals and establish facilities capable of meeting distributor needs. This targeted development approach, combined with the Compensation Plan, which motivates distributors to train and sponsor other distributors to sell products in new markets, will enable us to open new markets quickly and successfully.

Payments from distributors for purchased products - Payments to us for products ordered by distributors will generally be made in advance of shipments, particularly with regard to foreign shipments. Most distributor payments will be made by credit card. As a general rule, we will not ship a product until we have received payment for that product.

Distributor support programs - We are committed to providing a high level of support services tailored to the needs of our distributors in each market. We will meet the needs and build the loyalty of our distributors with personalized distributor service, a multilingual support staff that assists distributors as they build networks of downline distributors, and a liberal product return policy. Our standard product return policy will be 60 days unless a longer period is required by law. We provide product fulfillment and tracking services that result in user-friendly, timely product distribution. Finally, we plan on designing and establishing a meaningful "perk" program to recognize and reward significant distributors. This "perk" program will be defined and implemented as we grow. We do not have any specific plans or terms for the program at this time.

         We have also developed software that will enable distributors to place orders and to track and review their commissions on our website. We plan to have the website will completed in the middle of 2002. It will include a real time customer service component that permits distributors to ask questions and receive information and support online. Finally, we will provide material on our website in PDF format that can be downloaded and used immediately by distributors as well as include information on CD-ROMs for easy distribution by distributors to their customers and downlines.

Growth strategy

           Our primary objective is to capitalize on our operating strengths and experience of our management team to become a leading distributor of consumer products in each market that we enter in the future. Specifically, our strategy is summarized as follows:

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

Introduce new products - Because new products tend to increase sales by existing distributors and attract new distributors, we intend to introduce new or repackage existing products on a systematic basis. We also intend to introduce products tailored to specific demographic and geographic market segments and will consider introducing entirely new product categories in the future.

Open new markets - We will pursue attractive new market opportunities and have conducted preliminary considerations on the feasibility of commencing operations in South Korea and Japan followed by India, Malaysia, the Philippines, Australia, Singapore, and New Zealand. We believe that these countries may represent significant markets for the future expansion of our operations. There is a significant amount of planning and work that must be completed in order to open new markets outside the United States. These procedures include:

o qualifying the company to do business and sell its products in a particular country,

o        establishing a group of distributors and

o        translating all necessary printed material and labels.

We cannot predict when we will be able to undertake these efforts further.

Attract, retain and enhance distributor network - By leveraging our operating strengths, we believe that we will be able to create and maintain a business climate to promote the growth in the number of active distributors and to increase distributor retention, motivation and productivity. In addition, we will pursue growth in the number of active distributors by continuing to enhance the Compensation Plan, enhancing distributor recognition programs, and targeting inactive distributors who may still have an interest in our business opportunity or products.

Increase product consumption - We will attempt to increase sales to new and existing consumers through:

o        increasing product promotions in marketing literature,

o        increasing the availability of sample packages,

o emphasizing product "systems," which leads to the purchase of multiple products rather than a single product, and

o implementing the Autoship Program, which is designed to result in convenient repeat purchases.

Regulation

         We are subject to or affected by extensive governmental regulations not specifically addressed to network or network marketing. Such regulations govern, among other things,

o product formulation that includes products that are safe and approved, labeling of products to comply with labeling regulations, and packaging in a manner that ensures the shelf life of the products.,

o product claims and advertising that require fair representations of the efficacy of the products, whether made by us or distributors,

o fair trade and distributor practices that require legitimate marketing programs and claims based on historical records, and

o taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties.

         We cannot determine the effect, if any, that future governmental regulations or administrative orders may have on our business and results of operations. However, the effects could prohibit us from commencing or continuing to sell products or conduct business. Moreover, governmental regulations in countries where we may commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to us, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on our sales and earnings. This could result in the inability to maintain a viable business and could require that the business be restructured or liquidated.

         Network marketing activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products. Pyramid laws require the price of products or services to be fair, that there is no investment requirement or inventory requirement to be a distributor, that products are used by consumers and have a reasonable return policy, and that commissions are paid on product sales and not sponsoring.

         We may receive inquiries from various government regulatory authorities regarding the nature of our business and other issues such as compliance with local business opportunity and securities laws. These inquiries may result in adverse publicity for us with a resulting decline in business.

Facilities

         We will operate our business from office space provided by eSAFETYWORLD at 80 Orville Drive, Bohemia, NY 11716. This space has been provided pursuant to the terms of the Business Management Agreement. A separate rent component is not specified in that agreement. In the future, as we grow, we will be required to find separate office space. In the event that the Business Management Agreement is terminated, we would be required to either relocate our office or negotiate a new agreement with eSAFETYWORLD.

Personnel

         At January 31, 2002, we had no fulltime employees. All of our development stage operations were undertaken by employees of eSAFETYWORLD or by consultants. We will hire fulltime employees as the business grows and develops.

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

The eSAFETYWORLD employees who performed procedures for Blue Marble World during our early development phase will remain eSAFETYWORLD employees after the distribution and will not be our employees.

         We entered into a consulting agreement with Thomas Swenson to provide direction to our operations..

                                 Capitalization

         The following table states our capitalization as of February 28, 2002 and should be read together with our financial statements included elsewhere in this prospectus.


Debt due to eSAFETYWORLD                                           $338,660
                                                                   --------

Stockholder's deficiency:
   common stock, par value of $.001
   per share;  20,000,000 authorized;
   7,400,000 shares issued and outstanding                            7,400
Deficit accumulated in development stage                           (207,762)
                                                                  ---------
Net stockholder's deficiency                                       (200,362)
                                                                  ---------
Total capitalization                                               $138,298
                                                                   ========



            Management's Discussion and Analysis or Plan of Operation

         To date operations have consisted of startup activities associated with developing products, marketing materials and computer software.

Seasonality

         Revenue generating activities have not commenced. We do not have a basis to determine whether our business will be cyclical in nature.

Liquidity

         We do not have any credit facilities or other commitments for debt or equity. Our startup operations and expenses have been funded entirely by eSAFETYWORLD, our parent company. However, eSAFETYWORLD has no commitment to continue funding our operations after the Distribution. No assurances can be given that funds will be available from outside sources if our needs exceed the amounts that eSAFETYWORLD is able or willing to provide.

         We plan on pursuing discretionary drawdown lines of credit or similar facilities if our common stock begins to trade at sufficient volumes. We will engage the services of an investment banking firm to assist us in raising capital, although no assurances can be given that we will be successful in those efforts. If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

         We have a consulting agreement with eSAFETYWORLD which eliminates the near term need to incur significant capital costs during the next year. During the contract period, we will house our website on eSAFETYWORLD servers and use eSAFETYWORLD facilities for other administrative and infrastructure needs.

         We do not have significant cash needs until revenue generating activities commence. We have purchased our initial inventory requirements and eSAFETYWORLD has provided our software and marketing materials. We have an agreement with our president that links his cash compensation almost entirely to revenue. In addition, eSAFETYWORLD will permit us to accrue payment due to it until we have the cash to satisfy those liabilities.

New Accounting Pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on Blue Marble World's financial position or reported results of operations.


                                   Management

         Our executive officers and directors are as follows:



Edward A. Heil         50       Chairman
R. Bret Jenkins        42       Director, secretary, and chief financial officer
James Brownfiel        28       Director
Thomas Swenson         52       Director and president
Bridget C. Owens       43       Director
Stephen B. Schneer     70       Director
Claire A. Heil         30       Director



Edward A. Heil is a founder of eSAFETYWORLD and has been president and a director since 1997. He is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. During that same period, he has been a principal of EH Associates, LLC, a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil holds Bachelor of Arts and Master of Business Administration degrees from New York University. Mr. Heil will devote ten percent of his time to Blue Marble World.

R. Bret Jenkins has been a director of eSAFETYWORLD since 1997 and became chief financial officer in October 1999. He has been in the private practice of

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

securities and general business law for the past 15 years. Mr. Jenkins holds Bachelor of Arts and Juris Doctorate degrees from the University of Utah. Mr. Jenkins, who also was a co-founder of two privately-held network marketing companies in the 1990s,will devote ten percent of his time to Blue Marble World.

James Brownfiel has been an officer of eSAFETYWORLD since August 1999 and became Chief Operating Officer in March 2000 and a director in September 2000. From 1996 to 1999, he was a general manager for Deshler Mechanical Corp. From 1995 to 1996, he was a District Manager for Ferguson Enterprises. From 1994 to 1995, he was a project manager for Porter Brothers Inc. He is a graduate of the University of Notre Dame. Mr. Brownfiel is Mr. Heil's son-in-law.

Thomas Swenson became a director, president and chief marketing officer in May 2001. He has been a business consultant in Salt Lake City since 1973 during which he consulted with numerous network marketing clients. His services included providing consultation regarding marketing plans, compensation plans, product development, operations and accounting. Mr. Swenson is a graduate of Weber State University.

Bridget C. Owens has been a director of eSAFETYWORLD since June 1999. She served as special assistant to the board of directors of Laminaire Corporation from 1995 to February 2000. Prior to that she was director of marketing for Independent Network Group, Inc in 1994 and for Primac Inc., a privately-held transportation company from 1992-1993. Prior to Primac, Ms. Owens owned and operated a trucking and transportation company. Ms. Owens currently operates a consulting business.

Stephen B. Schneer became a director in April 2001. He is and has been in the private practice of law for more than 40 years and holds a Bachelor of Arts Degree from Washington & Jefferson University and a Juris Doctorate from Columbia University.

Claire A. Heil is a certified public accountant and became a Director in April 2001. She has been a director and chief administrative officer of eSAFETYWORLD since September 2000. Prior to that, she held professional accounting and financial positions at PriceWaterhouseCoopers, LLP, Wright Griffin Davis & Co. and the University of Michigan. She is a graduate of the University of Notre Dame and is Mr. Heil's daughter.

         We intend to engage fulltime management members when we have the financial resources to do so.

Board of directors

         All directors hold office until the completion of their term of office, which is not longer than three years, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements, if any, serve at the discretion of the board. Mr. Swenson is the only member of management who has any written contract or agreement with us.

         The board of directors will have audit and compensation committees concurrent with the effectiveness of this registration statement. The audit committee will review the results and scope of the audit and other services provided by our independent auditors, review and evaluate our system of internal controls. The compensation committee will manage our anticipated stock option plan and review and recommend compensation arrangements for our officers.

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

          All directors are reimbursed by us for any expenses incurred in attending directors' meetings. We also intend to obtain officers and directors liability insurance, although no assurance can be given that it will be able to do so.

Executive compensation

         No executive has received an annual salary of $100,000 nor has a contract to receive an annual salary of $100,000 in the future.

         In the future, salaries of the executive officers will be based, among other factors, on our compensation committee's assessment of each executive's responsibilities, experience and performance, compensation data of other companies, and the compensation environment for attracting and retaining executives.

         We have entered into a three-year consulting agreement with Mr. Swenson, effective on June 1, 2001, under which he is entitled to receive:

o Downline positions and placement for recruited independent representatives as is mutually agreed by the parties. The commissions earned by sales made by us to the independent sales distributors in these downline positions will be calculated and paid to Mr. Swenson in the same manner that other independent distributors receive payment pursuant to the compensation plan of Blue Marble World.

o A percentage of sales, determined in accordance with generally accepted accounting principles, of products in the United States and other countries agreed to by the parties equal to 4 % of the first $100,000 in monthly sales for the term of this agreement; 3% of monthly sales between $100,000 to $300,000 per month for the term of this agreement; 2% of monthly sales between $300,000 to $1,000,000; and 1% of monthly sales above $1,000,000 for the term of this agreement. The payment will be made 30 days after the close of each month.

o             An option to acquire 50,000 shares of the Company's common stock.
              The exercise price of the option shall be the opening price on the date that the Company's shares commence trading on the OTC Bulletin Board. The option becomes exercisable as follows: 10,000 shares 30 days after the shares begin trading and 10,000 shares every thirty day thereafter until the option on all 50,000 shares becomes fully exercisable.
          .
o An option to acquire up to 25,000 shares of Blue Marble World's common stock which becomes exercisable when monthly sales equal or exceed $25,000 per month for three consecutive months; 25,000 shares when monthly sales equal or exceed $50,000 for three consecutive months; 100,000 shares when monthly sales equal or exceed $100,000 for three consecutive months; and 100,000 shares when monthly sales equal or exceed $200,000 for three consecutive months. The exercise price of the option shall be the average closing bid price for the 31st through the 60th day following the date on which Blue Marble World's shares commence trading on the OTC Bulletin Board. Mr. Swenson will have options covering 250,000 shares if all milestones are met.

o Mr. Swenson shall receive a fee of $4,000 per month when and if we raise a minimum of $200,000 in equity financing from sources other than eSAFETYWORLD. No contacts have been made by us or anyone authorized by us to seek out sources of capital and no such efforts will be undertaken until this registration statement is declared effective. We do not have the financial resources to make fixed payments to Mr. Swenson prior to then. Such payments will continue until Mr. Swenson's monthly payments from commissions exceed $5,000 per month. In other months, the consulting fee shall be reduced using the following formula - ($4,000 minus payments received from commissions minus $1,000). Mr. Swenson is not and has never been involved in raising equity or debt financing for us.

In addition, we will reimburse Mr. Swenson for approved out-of-pocket expenses.

         Mr. Swenson's primary services and responsibilities will be to recruit and train our initial independent distributors.

         We expect that cash bonuses for executive officers will be determined each year at or following the end of our fiscal year, in accordance with targets established at or near the beginning of the fiscal year. Factors that may be considered in determining the amount of cash bonuses paid to officers will be, among others, the executive officer's individual performance, including the quality of strategic plans, organizational and management development, special project leadership and similar indicators of individual performance, and our financial performance, which may be measured by earnings per share, return on equity and total return to the shareholders in the form of stock price appreciation and dividends, if paid.

Stock option plan

         We have a stock option plan that expires in 2011 and enables us to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of our common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors.

         No options were outstanding at February 28, 2002.

Conflicts of interest

         None of our key personnel is required to commit full time to our affairs and, accordingly, these individuals may have conflicts of interest in allocating management time among their various business activities. In the course of their other business activities, certain key personnel may become aware of investment and business opportunities which may be appropriate for

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

 presentation to us, as well as the other entities with which they are affiliated. As such, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

         Each officer and director is, so long as he is officer or director subject to the restriction that all opportunities contemplated by our plan of operation that come to his or her attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that he is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies to which the officer or director is affiliated each desire to take advantage of an opportunity, then the applicable officer or director would abstain from negotiating and voting upon the opportunity. However, the officer or director may still take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy in connection with these types of transactions.


                 Certain Relationships and Related Transactions

Commissions - We have entered into a distributor contract with Blue Marble Base.
R. Bret Jenkins, and Edward A. Heil, who are directors of our company, control Blue Marble Base. We will pay Blue Marble Base a commission based upon our Compensation Plan. Messrs. Jenkins, and Heil will voluntarily pay part of the commission earned by Blue Marble Base to several of our other officers or directors. Messrs. Jenkins and Heil will continue to earn a commission through Blue Marble Base, even if they are not employed by us in the future.

Management Fee - The Business Management Agreement, as revised in September 2001, requires us to pay a management fee to eSAFETYWORLD a sum that is equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at our option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date.

         Both eSAFETYWORLD and Blue Marble World have agreed to share information with each other, at no cost to the requesting party, for the following purposes, unless the sharing would be commercially detrimental:

o Each party has agreed to maintain adequate internal accounting to allow the other party to satisfy its own reporting obligations and prepare its own financial statements.

o Each party will retain records that may be beneficial to the other party for a specified period of time. If the records are going to be destroyed, the destroying party will give the other party an opportunity to retrieve all relevant information from the records.

o Each party will do its best to provide the other party with personnel, directors, officers or agents who may be used as witnesses in legal proceedings.

Debt due to eSAFETYWORLD - At February 28, 2002 we owe eSAFETYWORLD an aggregate of $338,660. The Amended Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that we obtain. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2003, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 1, 2003. If we are unable to pay the balance by June 30, 2004, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of our common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading following the date of Distribution, If eSAFETYWORLD converts amounts due it at any point after July 1, 2004, it shall have demand registration rights with respect to the shares received upon conversion. We shall pay all registration costs.

Problem resolution - If problems arise between Blue Marble World and eSAFETYWORLD, we have agreed to an arbitration procedure.


                          Description of Capital Stock


Preferred stock

         We are authorized to issue up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue classes of preferred stock with voting liquidation, conversion or other rights that could adversely affect the holders of our common stock in that the issuance of such preferred stock may adversely dilute the proportionate equity interest and voting power of such holders. In addition, our ability to issue these preferred shares could serve to delay, defer or prevent the change in control of the company.

         No shares of preferred stock are currently outstanding.

Common stock

         We are authorized to issue up to 24,000,000 shares of common stock with no par value. At February 28, 2002, we had 7,400,000 shares of common stock outstanding all of which were held by eSAFETYWORLD. All share amounts disclosed in this prospectus give retroactive effect to this forward split.. The holders of common stock are entitled to one vote for each share of common stock on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive ratably dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends. In the event that we liquidate, dissolve or wind up our business, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

         The holders of common stock have no preemptive or conversion rights, and we may not subject them to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

Transfer agent

         Concurrent with the date of the Distribution, our transfer agent and registrar for our common stock will be Standard Registrar & Transfer Company, Inc. Its address is 12528 South 1840 East, Draper, Utah 84020, and its telephone number is 801-571-8844.

Dividends

         We have never paid any cash dividends on shares of our common stock and do not anticipate that we will pay dividends in the foreseeable future. We intend to apply any earnings to fund the development of our business. Purchase of shares of common stock is inappropriate for investors seeking current or near term income.

Additional information and commitments

         To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus.

         Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by the broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

         If required, the following information will be disclosed in a prospectus supplement or, if necessary, an amendment to the registration statement:

o        the names of any of agent, dealer or underwriter;

o        the price at which the common stock is to be sold;

o        the number of shares of common stock involved;

o        any applicable commissions or discounts; and

o        other facts material to the transaction.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of our common stock may not simultaneously engage in market making activities with respect to the common stock for a period beginning when such person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in our common stock, we and the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling security holders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of our common stock

             Securities of Certain Beneficial Owners and Management

         The following table sets forth information known to us regarding beneficial ownership of Blue Marble World's common stock as of March 31, 2002, by each person known or believed by us to own, directly or beneficially, more than 5% of our common stock, each of our directors and all of our officers and directors as a group. The table also indicates the ownership of the Blue Marble World's common stock if the distribution were complete as of February 28, 2002.

         Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by the owners, have sole investment and voting power over the shares.

Name of Beneficial Owner or   Number of              Percent         Number of      Percent
Group  (3)                    Shares Owned          Ownership      Shares Owned    Ownership
                              Before Distribution     Before           After         After
                                                   Distributions   Distribution  Distributions

eSAFETYWORLD, Inc.(1)          7,400,000(2)          100.00%.        1,400,000       18.9%
Edward A. Heil                      --                  --             886,000       12.0
R. Bret Jenkins                     --                  --             660,000        8.9
James Brownfiel                     --                  --             147,000        2.0
Claire A. Heil                      --                  --             147,000        2.0
Stephen B. Schneer                  --                  --                --           -
Thomas Swenson (4)                  --                  --                --           -
Bridget Owens                       --                  --             100,000        1.4
All directors and officers
as a group (7 people)(3) (5)        --                  --           3,340,000       45.1

(1)      eSAFETYWORLD's address is 80 Orville Drive, Bohemia, NY 11716.

(2) Of the shares owned, eSAFETYWORLD will distribute 6,000,000 shares to its stockholders. After the Distribution, eSAFETYWORLD will hold 1,400,000 shares.

(3) The address for all officers and directors is 80 Orville Drive, Bohemia, NY 11716.

(4) Mr. Swenson holds options covering 250,000 shares that are based on Blue Marble World attaining certain levels of sales.

(5) Steven W. Schuster, another director of eSAFETYWORLD who is not a director of Blue Marble World, will hold 200,000 shares, or 2.8%, after the Distribution.

                               Selling Stockholder

         This prospectus also relates to the resale of 1,400,000 shares of Blue Marble World common stock by the selling stockholder, eSAFETYWORLD.

         The following table provides certain information concerning the resale of shares of common stock by the selling stockholders and assumes that all shares offered by the selling stockholders will be sold. Blue Marble World will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                            Common Stock
                        -------------------------------------------------------

                            Beneficially         Number        Beneficially
                        Owned Before Offering   to be Sold  Owned After Offering
                        ----------------------  ----------  --------------------
Selling Stockholder      Number        %                     Number      %
-------------------      ------        -                     ------      -

eSAFETYWORLD (1).......1,4000,000.....18.9%......1,400,000.....--..     --%
                       ----------                ---------
     Total.............1,400,000......18.9%......1,400,000.....--..     --%

(1)      eSAFETYWORLD's address is 80 Orville Drive, Bohemia, New York.

         The selling stockholder may from time to time offer any or all of its shares in one or more of the following transactions (which may include block transactions):

o        in the over-the-counter market;

o        through short sales of shares;

o        in negotiated transactions other than in such markets;

o        by pledge to secure debts and other obligations;

o in connection with the writing of nontraded and exchange-traded put and call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

o        in any combination of any of the above transactions.


         The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling stockholder may compensate broker-dealers in the form of commissions, discounts or selling concessions. The broker-dealers may also receive compensation from any purchaser of the shares for whom the broker-dealers acts as agent or to whom it sells as a principal.

         The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance on Rule 144 under the Securities Act, as long as they meet the criteria and comply with the requirements of that rule.

         The selling stockholder has advised Blue Marble World that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares, and Blue Marble World does not intend to enter into any arrangement with any underwriter or coordinating broker-dealer with respect to sales of the shares by the selling stockholder.

         The selling stockholder and any broker-dealers that participate in the distribution of their shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholder will be required to comply with the prospectus delivery requirements of the Securities Act and applicable provisions of and regulations under the Exchange Act that may limit the timing of sales of shares.

         Blue Marble World is required to pay all costs, expenses and fees incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders, and the selling stockholders are required to pay any brokerage commissions or similar selling expenses incurred by them in connection with the sales of their shares.

         As used in this prospectus, "selling stockholder" includes donees, pledges, transferees or other successors-in-interest who are selling shares they received after the date of this prospectus from a selling stockholder named in this prospectus as a gift, pledge, partnership distribution or other nonsale-related transfer.

         Upon being notified by a selling stockholder that the selling stockholder has entered into a material arrangement with a broker-dealer for the sale of the selling stockholder's shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required by Rule 424(b) under the Securities Act, disclosing certain information about the arrangement and the sale of the shares involved. In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

                                Legal Proceedings

         We are not involved in any litigation.

                    Indemnification of Officers and Directors

         Our bylaws provide that we shall indemnify our officers, directors, employees and other agents to the fullest extent permitted by Nevada law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Nevada law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us or our shareholders. This provision in the certificate of incorporation does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies including as an injunction or other forms of nonmonetary relief would remain available under Nevada law. Each director will continue to be liable for breach of the director's duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to shareholders. In addition, this provision does not affect a director's responsibilities under any other laws, including federal securities laws or state or federal environmental laws.

          We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

         There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought.

                                  Legal Matters


         Stephen B. Schneer, LLC, 605 Third Avenue, New York, NY 10158, counsel to Blue Marble World, has rendered an opinion that the common stock of Blue Marble World to be distributed to the stockholders of eSAFETYWORLD is legally issued, fully paid and nonassessable under Nevada law. Mr. Schneer is a director of Blue Marble World.

                                     Experts

         The financial statements as of February 28, 2002 and for each of the two periods ended February 28, 2002 and 2001 included in this prospectus have been so included in reliance on the report of Feldman, Sherb & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                             Additional Information

         We will file reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information may be obtained:

o By writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and

o From the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC.

         We have filed with the SEC a registration statement under the Securities Act of 1933, for the common stock offered in this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information included in that registration statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information regarding us and our common stock, please read that registration statement, including exhibits filed with it, copies of which may be inspected and copied at the facilities of the SEC. Copies of the registration statement, including exhibits, may be obtained from the Public Reference Section of the SEC at the address listed above upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                             BLUE MARBLE WORLD, INC
                         (A Development Stage Company)
                                Table of Contents




                                                                Page No.
                                                                --------

Independent Auditors' Report                                       F-1

Balance Sheet - February 28, 2002                                  F-2

Statement of Operations - for the year ended
 February 28, 2002, the period October 1, 2000
 (inception) to February 28, 2001 and October 1,
 2000 (inception) through February 28, 2002                        F-3

Statement of Changes in Stockholders' Deficit -
 for the year ended  February 28, 2002, the period
 October 1, 2000 (inception) to February 28, 2001
 and October 1,  2000 (inception) through February
 28, 2002                                                          F-4

Statement of Cash Flows - for the year ended
 February 28, 2002, the period October 1, 2000
 (inception) to February 28, 2001 and October 1,
 2000 (inception) through February 28, 2002                        F-5

Notes to Financial Statements                                  F-6 to F-13

                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors of
Blue Marble World, Inc.:

         We have audited the accompanying balance sheet of Blue Marble World, Inc., a development stage company, as of February 28, 2002 and the related statements of operations, stockholder's deficit and cash flows for the year ended February 28, 2002 and the period from October 1, 2000 (inception) to February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Marble World, Inc., a development stage company, as of February 28, 2002 and the results of its operations and its cash flows for the year ended February 28, 2002 and the period from October 1, 2000 (inception) to February 28, 2001 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced losses and negative cash flows since its inception and has an accumulated deficit. The Company is dependent on continued financing from investors to sustain its activities and there is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                   Feldman Sherb & Co., P.C.
                                                   --------------------------
                                                   Feldman Sherb & Co., P.C


New York, New York
May 3, 2002

                             BLUE MARBLE WORLD, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                FEBRUARY 28, 2002

                                     ASSETS



Current assets
 Inventories                                              $  37,078
 Prepaid expenses                                            11,526
                                                            --------
Total current assets                                         48,604

Property and equipment, net                                  89,694
                                                            --------
                                                          $ 138,298
                                                            ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Due to affiliate                                         $ 338,660
                                                            --------
Total current liabilities                                   338,660
                                                            --------

Stockholders' deficit:
 Preferred Stock, $.001 par value,
  1,000,000 shares authorized; no
  shares issued and outstanding                                -
 Common stock, $.001 par value,
  24,000,000 shares authorized;
  7,400,000 shares issued and outstanding                     7,400
 Deficit accumulated during the development stage          (207,762)
                                                            --------
Total stockholders' deficit                                (200,362)
                                                            --------
                                                          $ 138,298
                                                            ========




                       See notes to financial statements.
                                       F-2

                             BLUE MARBLE WORLD, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS



                                               October 1, 2000  October 1, 2000
                                    For the      (Inception)      (Inception)
                                   Year Ended      Through          Through
                                   February 28,   February 28,     February 28,
                                      2002           2001             2002
                                   ------------ --------------  ----------------
Start-up costs:
 Product development               $ 19,508         $ 32,917       $ 52,425
 Sales and marketing development     26,547           43,997         70,544
 General and administrative          57,735           27,058         84,793
                                    -------          --------       --------
Net loss incurred during the
 development stage                 $103,790         $103,972       $207,762
                                    =======          ========       ========

Loss per share - basic and
 diluted:                          $   0.01         $   0.01       $   0.03
                                    =======          ========       ========

Weighted average common shares
 outstanding basic and diluted     7,400,000         7,400,000      7,400,000
                                   =========         =========      =========



                       See notes to financial statements.

                             BLUE MARBLE WORLD, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
           FROM OCTOBER 1, 2000 (INCEPTION) THROUGH FEBRUARY 28, 2002





                                                                            Deficit
                                                                           Accumulated
                                                     Common Stock            During
                                              -------------------------    Development
                                                Shares        Amount          Stage          Total
                                              ------------  -----------   -------------    ---------
Balance at October 1, 2000 (Inception)              -        $    -        $     -       $     -

Issuance of common stock for cash:
   at $.001 per share, February                7,400,000         7,400           -            7,400

Net loss                                            -             -          (103,972)      (103,972)
                                              ------------  -----------   -------------    ---------

Balance February 28, 2001                      7,400,000         7,400       (103,972)       (96,572)

Net loss                                            -             -          (103,790)      (103,790)
                                              ------------    ---------   -------------    ---------

Balance February 28, 2002                      7,400,000     $   7,400      $(207,762)     $(200,362)
                                              ============    =========   =============    ==========










                       See notes to financial statements.

                             BLUE MARBLE WORLD, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENTS OF CASH FLOW





                                               October 1, 2000  October 1, 2000
                                    For the      (Inception)      (Inception)
                                   Year Ended      Through          Through
                                   February 28,   February 28,     February 28,
                                      2002           2001             2002
                                   ------------ --------------  ----------------
Cash flows from operating
 activities:
  Net loss                          $(103,790)     $(103,972)       $(207,762)
                                      --------       --------         --------
Adjustments to reconcile net
 loss to net  cash (used in)
 operating activities:
  Changes in operating assets
   and liabilities:
  Inventories                         (32,955)        (4,123)         (37,078)
  Prepaid expenses                         29        (11,555)         (11,526)
  Accounts payable                       (760)           760             -
                                      --------       --------         --------
  Total adjustments                   (33,686)       (14,918)         (48,604)
                                      --------       --------         --------
Net cash used in operating
 activities                          (137,476)      (118,890)        (256,366)
                                      --------       --------         --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment                           (52,399)       (37,295)         (89,694)
                                      --------       --------         --------
Net cash used in investing
 activities                           (52,399)       (37,295)         (89,694)
                                      --------       --------         --------
Cash flows from financing
 activities:
 Advances from affiliate              171,010        167,650          338,660
 Proceeds from issuance of
  common stock                           -             7,400            7,400
                                      --------       --------         --------
Net cash provided by
 financing activities                 171,010        175,050          346,060
                                      --------       --------         --------
Net (decrease) increase in cash       (18,865)        18,865              -
Cash at beginning of period            18,865           -                 -
                                      --------       --------         --------
Cash and cash equivalents at
 end of year                        $    -         $  18,865        $     -
                                      ========       ========         ========

Supplemental cash flow information:
 Cash paid during the year for:
  Interest                          $    -         $    -           $     -
                                      ========       ========         ========
  Income taxes                      $    -         $    -           $     -
                                      ========       ========         ========







                       See notes to financial statements.

                             BLUE MARBLE WORLD, INC.
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

         Blue Marble World , Inc. (the "Company") is a Nevada corporation established in February 2001 as a wholly-owned subsidiary of eSAFETYWORLD, Inc., a public company domiciled in Bohemia, New York. It will be a network marketing company involved in the distribution and sale of high quality nutritional, personal care and other products.

         The Company has operated as a development stage company and has not yet commenced revenue generating activities. The startup costs incurred through February 28, 2002 relate principally to work performed by employees and consultants of eSAFETYWORLD relating to the formulation of products, the design and development of a website and software, the design and preparation of sales literature and forms, and the establishment of a distribution network. Such amounts were allocated to the Company at cost without any markup based on the estimated percentage of time that each employee or consultant worked for the benefit of the Company. The amount of estimated time and expense was determined based on reference to specific time and expense reports. There were no allocations of general overhead. Management believes that the allocation by specific identification is reasonable.

         eSAFETYWORLD has filed a Registration Statement with the Securities and Exchange Commission to distribute 6,000,000 of the Company's shares held by it to the eSAFETYWORLD shareholders resulting in the Company becoming a publicly-held company.

NOTE 2-- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying financial statements include startup costs that were incurred during the period that the Company functioned as a division of eSAFETYWORLD.

a.       Use of Estimates

         The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include allowances for product returns, outcome of contingencies and obsolete inventory. Actual results could differ from these estimates.

b.       Cash and Cash Equivalents

         The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

c.       Inventories

         Inventories consist entirely of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.


d.       Property and Equipment

         Fixed assets consist entirely of website development costs, purchased software, office equipment and fixtures and are recorded at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of such assets which range from five to seven years. All website development costs and software are being amortized over a period of three years from the date placed in service. Expenditures for maintenance and repairs are charged to expense as incurred.

e.       Long Lived Assets

         Long lived assets, including intangibles, to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or estimated fair value reduced by estimated disposal costs.

f.       Revenue Recognition

         Revenue for product sales will be recognized when products are shipped or when the independent fulfillment center has been instructed to ship products to independent distributors.

g.       Income Taxes

         The Company's operations are included in the consolidated income tax returns of eSAFETYWORLD. For the purpose of preparing an income tax provision for financial reporting purposes, the Company calculates a provision that complies with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes."

Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has fully reserved for the potential benefits of its operating losses because realization, on a separate company basis, is not assured.

h.       Fiscal Year

         The Company's fiscal year ends on February 28.

i.       Earnings (Loss) Per Share

        Accounting Standards No. 128, "Earnings Per Share" SFAS 128 requires a presentation of "Basic" and (where applicable) "Diluted" earnings per share. Generally, Basic earnings per share is computed on only the weighted average number of common shares actually outstanding during the period, and the Diluted computation considers potential shares issuable upon exercise or conversion of other outstanding instruments where dilution would result. Diluted earnings per share is not being shown due to the fact that the years presented have a net loss and the conversions if any would be anti-dilutive.

j.       Basis of Presentation

         Since its inception in 2001, the Company has incurred significant operating losses. The Company has limited assets on hand and will be unable to sustain operations for a prolonged period of time. The Company will have to obtain additional capital or generate revenue in order to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

k.       Recently Issued Accounting Standards

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method. The Company believes that the adoption of SFAS No. 141 will not have a significant impact on the financial statements.

         In July 2001, FASB issued Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets", ("SFAS No. 142"), which is effective for fiscal years beginning after December 15, 2001. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for the impairment of existing goodwill and other intangibles. The Company is currently assessing but has not yet determined the impact of SFAS No. 142 on the financial position and results of operations.

         In August 2001, the FASB issued Statement of Financial Accounting Standards Board No. 143, "Accounting for Asset Retirement Obligations", (SFAS No. 143"), which is effective for all fiscal years beginning after June 15, 2002; however, early adoption is encouraged.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which supercedes Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain provisions of APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 requires that long-lived assets to be disposed of by sale, including discontinued operations, be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also broadens the reporting requirements of discontinued operations to include all components of an entity that have operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. Management believes that the implementation of this standard will have no impact on the Company's results of operations and financial position.

NOTE 3 - PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:


              Website development                   $58,652
              Computer equipment                      1,800
              Software                               29,242
                                                     ------
              Total                                 $89,694
                                                     =======

NOTE 4 -- REGULATORY MATTERS

         The Company will be subject to governmental regulations in each jurisdiction in which it operates or will operate. These regulations pertain to product formulation, labeling and packaging, product claims and advertising and to the Company's direct selling system. Although management believes that the Company will take steps to be in compliance, in all material respects, with the statutes, laws, rules, and regulations of every jurisdiction in which it will operate, no assurance can be given that the Company's compliance with applicable statutes, laws, rules and regulations will not be challenged by domestic or foreign authorities or that such challenges will not have a material adverse effect on the Company's future financial position or results of operations or cash flows.

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

Commissions

         The Company has entered into a distributor contract with Blue Marble Base, Inc. ("BMB"). Two officers and directors of the Company, who are also officers and directors of eSAFETYWORLD, control BMB. The Company has agreed to pay BMB a commission based upon its compensation plan. Such directors voluntarily pay part of the commission earned by BMB to several other employees. These directors will continue to earn a commission through BMB, even if they are not employed by the Company in the future No amounts of commissions were earned or paid under this agreement through February 28, 2002.

Management Fee

         The Business Management Agreement, as revised in September 2001, requires the Company to pay a management fee to eSAFETYWORLD for a sum equal to 10% of the gross revenues with a monthly minimum of $3,500. Payment shall be made monthly and may be made, at the Company's option in cash or shares of Blue Marble World's common stock. If payment is made in common stock, eSAFETYWORLD shall have demand registration rights which may be exercised once in each 12 month period. The number of shares that will be issuable will be based on the closing bid price on the last business day of each month. If no bid price exists, the number of shares issuable will be based on a price of $.50 per share. In addition, eSAFETYWORLD shall be reimbursed for the costs incurred by it for outside contractors and consultants. The agreement covers three years and automatically rolls over for an additional year at the end of each contract year unless terminated by one of the parties. Rates to be paid are to be renegotiated on each contract anniversary date. eSAFETYWORLD has agreed to defer the effective date of the Management Agreement until a date commencing 60 days after the effective date of a spinoff of the Company's common stock to eSAFETYWORLD's shareholders.

Master Distribution Agreement

         At February 28, 2002 eSAFETYWORLD is owed $338,660. The Master Distribution Agreement stipulates that the liability to eSAFETYWORLD shall be paid from 50% of the proceeds of any capital infusion that the Company obtains. If the balance due to eSAFETYWORLD is not repaid in full by June 30, 2003, the remaining unpaid balance shall be paid, without interest, in 12 equal monthly installments commencing on July 1, 2003. If the Company is unable to pay the balance by June 30, 2004, the unpaid balance may, at eSAFETYWORLD's option, be converted into shares of the Company's common stock at a price per share equal to the closing average bid price of such shares during the first 20 days of trading following the date of spinoff, If eSAFETYWORLD converts amounts due it at any point after July 1, 2004, it shall have demand registration rights with respect to the shares received upon conversion. The Company shall pay all registration costs.

Other Agreements

The Company has entered into a three-year consulting agreement with its president, effective June 1, 2001, under which he is entitled to receive:

o Downline positions and placement as is mutually agreed by the parties. The commission will be paid in the same manner other distributors receive payment pursuant to the Company's compensation plan.

o A percentage of sales of products in the United States and other countries agreed to by the parties equal to 4 % of the first $100,000 in monthly sales for the term of this agreement; 3% of monthly sales between $100,000 to $300,000 per month for the term of this agreement; 2% of monthly sales between $300,000 to $1,000,000; and 1% of monthly sales above $1,000,000 for the term of this agreement. The payment will be made 30 days after the close of each month.

o             An option to acquire 50,000 shares of the Company's common stock.
              The exercise price of the option shall be the opening price on the date that the Company's shares commence trading on the OTC Bulletin Board. The option becomes exercisable as follows: 10,000 shares 30 days after the shares begin trading and 10,000 shares every thirty day thereafter until the option on all 50,000 shares becomes fully exercisable.
          .
o An additional option to acquire up to 25,000 shares of the Company's common stock which becomes exercisable when monthly sales equal or exceed $25,000 per month for three consecutive months; 25,000 shares when monthly sales equal or exceed $50,000 for three consecutive months; 100,000 shares when monthly sales equal or exceed $100,000 for three consecutive months; and 100,000 shares when monthly sales equal or exceed $200,000 for three consecutive months. The exercise price of the option shall be the average closing bid price for the 31st through the 60th day following the date on which the Company's shares commence trading on the OTC Bulletin Board.

o The president shall receive a fee of $4,000 per month when and if we raise a minimum of $200,000 in equity financing from sources other than eSAFETYWORLD. Such payments will continue until monthly payments from commissions exceed $5,000 per month. In other months, the consulting fee shall be reduced using the following formula - ($4,000 minus payments received from commissions minus $1,000).

NOTE 6 --  STOCKHOLDERS' DEFICIT

         The Company was incorporated in the state of Nevada and is authorized to issue up to 24,000,000 shares of common stock having a par value of $.001 per share and 1,000,000 shares of preferred stock with a par value of $.001 per share.

         There are 7,400,000 shares of common stock issued and outstanding after giving retroactive effect to a 1.85 to 1 forward stock split declared on May 31, 2001. Each share of common stock entitles the holder to one vote on each matter submitted to the stockholders. The holders of common stock:

o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

         The Company's certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Its board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights.

Stock Option Plan

         The Company has a stock option plan that expires in 2011 and enables it to grant incentive stock options, non-qualified options and stock appreciation rights for up to an aggregate of 1,000,000 shares of its common stock. Incentive stock options granted under the plan must conform to applicable federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant or 110% of fair market value for ten percent or more stockholders. Other options and stock appreciation rights may be granted on terms determined by the compensation committee of the board of directors. No options have been granted under this plan.

Stock split

         The Company declared a 1.85 to 1 forward stock split effective on May 31, 2001. All share amounts disclosed in these financial statements give retroactive effect to this forward split.

                                     PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 22. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 23. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:


SEC Filing fee                                             $    79.20
Accounting fees                                              5,000.00
Legal and professional                                       7,500.00
 Other                                                       2,420.80
                                                          ------------
Total                                                      $15,000.00
                                                          ==========

ITEM 24. RECENT SALES OF UNREGISTERED SECURITIES.

            There have been no recent sales of unregistered securities.

ITEM 25. EXHIBITS.

            The following exhibits can be found as exhibits to the filings listed.

3.1        Articles of Incorporation (1)
3.2        By-Laws (1)
4.1        Specimen of Certificate of Common Stock (1)
5          Opinion of  Stephen Schneer *
10.1       Stock Option Plan (1)

10.2       Consulting Agreement (1)
10.3       Blue Marble Base Agreement (1)
10.4       Business Management Agreement  (1)
10.5       Form of Master Distribution Agreement (1)
10.6       Revised Business Management Agreement (1)
10.7 Form of distributor application and agreement and terms and conditions (1)
23.1       Consent of  Feldman Sherb, & Co., LLP
23.2       Consent of Stephen B. Schneer, LLP (included in exhibit 5.1) *

*          To be filed by Amendment
(1)        Filed previously

ITEM 26. UNDERTAKINGS.

            Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

            The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each Purchaser.

            The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            The Registrant further undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)
(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bohemia, State of New York, on the 3rd day of May, 2002.


                                               BLUE MARBLE WORLD, INC.

                                               By:/s/ EDWARD A. HEIL
                                                  ------------------
                                                      Edward A. Heil
                                                      Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                           TITLE                           DATE
---------                        --------------                  ------------
/s/Edward A, Heil                  Director                      May 3, 2002
   --------------
   Edward A. Heil

/s/R. Bret Jenkins                 Director  & CFO               May 3, 2002
   ---------------
   R. Bret Jenkins

/s/Thomas Swenson                  Director                      May 3, 2002
   --------------
   Thomas Swenson

/s/James Brownfiel                 Director                      May 3, 2002
   ---------------
   James Brownfiel

/s/Claire Heil                     Director                      May 3, 2002
   -----------
   Claire Heil

/s/Stephen Schneer                 Director                      May 3, 2002
 -----------------
   Stephen Schneer